AGREEMENT AND PLAN OF MERGER

AMONG

SYS,

SHADOW II, INC.

A WHOLLY-OWNED SUBSIDIARY OF SYS,

LOGIC INNOVATIONS, INC.

AND THE STOCKHOLDERS OF

LOGIC INNOVATIONS, INC.

NOVEMBER 7, 2005

TABLE OF CONTENTS

ARTICLE I      THE MERGER
1.1 The Merger
1.2 Effective Time
1.3 Effects of the Merger
1.4 Articles of Incorporation and Bylaws

ARTICLE II      CONVERSION OF SECURITIES AND ESCROW
2.1 Merger Consideration; Conversion of Capital Stock
2.2 Earnout Consideration
2.3 Subcorp Stock
2.4 Fractional Shares; Adjustments
2.5 Exchange of Certificates
2.6 Escrow Accounts
2.7 Internal Revenue Code Election

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF SYS
3.1 Organization and Standing
3.2 Corporate Power and Authority
3.3 Conflicts; Consents and Approvals
3.4 Actions
3.5 Financial Ability
3.6 Capitalization of SYS
3.7 Brokerage and Finders’ Fees
3.8 Board Recommendation; Required Vote
3.9 SYS SEC Documents
3.10 Books and Records
3.11 No Undisclosed Liabilities
3.12 No Material Adverse Change

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS
4.1 Organization and Standing
4.2 Subsidiaries
4.3 Power and Authority
4.4 Capitalization of Logic
4.5 Conflicts; Consents and Approvals
4.6 Brokerage and Finders’ Fees
4.7 Books and Records; Financial Statements
4.8 Compliance with Law
4.9 Actions
4.10 No Material Adverse Change
4.11 Taxes
4.12 Intellectual Property
4.13 Title to Assets and Properties
4.14 Employee Benefit Plans
4.15 Contracts
4.16 Labor Matters
4.17 Undisclosed Liabilities
4.18 Operation of Logic’s Business; Relationships
4.19 Permits
4.20 Real Property
4.21 Environmental Matters
4.22 Accounts Receivable
4.23 Insurance
4.24 Product or Service Warranty
4.25 Data Protection Matters
4.26 Foreign Corrupt Practices Act
4.27 Government Contracts
4.28 Relations with Governments
4.29 No Existing Discussions
4.30 Review of SYS SEC Documents
4.31 Interested Party Transactions
4.32 Board Recommendation
4.33 Payments to Stockholders and Others
4.34 Disclosure

ARTICLE V      COVENANTS OF THE PARTIES
5.1 Mutual Covenants
5.2 Covenants of SYS
5.3 Covenants of Logic and the Stockholders

ARTICLE VI      CONDITIONS
6.1 Conditions to the Obligations of Each Party
6.2 Conditions to Obligations of Logic and the Stockholders
6.3 Conditions to Obligations of SYS and Subcorp

ARTICLE VII      TERMINATION AND AMENDMENT
7.1 Termination
7.2 Effect of Termination
7.3 Return of Documents

ARTICLE VIII     GENERAL SURVIVAL AND INDEMNIFICATION
8.1 Survival of Representations and Warranties
8.2 Indemnification
8.3 Limitations

ARTICLE IX      MISCELLANEOUS
9.1 Notices
9.2 Interpretation
9.3 Counterparts
9.4 Entire Agreement
9.5 Third-Party Beneficiaries
9.6 Governing Law; Venue
9.7 Arbitration
9.8 Specific Performance
9.9 Assignment
9.10 Expenses
9.11 Severability
9.12 Amendment
9.13 Attorneys’ Fees

EXHIBITS

Form of Escrow Agreement	Exhibit A
Investment Representation Certificate	Exhibit B
Xyratex Release	Exhibit C

SCHEDULES

Logic Disclosure Schedule	Attached
Schedule 2.1	Attached

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of November 7, 2005 by and among SYS, a California corporation (“Buyer” or “SYS”); Shadow II, Inc., a California corporation and a wholly-owned subsidiary of SYS (“Subcorp”), Logic Innovations, Inc., a California corporation (“Logic”), and the following persons, who constitute all of the shareholders of Logic and are referred to collectively herein as the “Stockholders,” the “Shareholders,” or the “Logic Stockholders,” and individually as “Stockholder,”“Shareholder,” or “Logic Stockholder:” Charles P. Mrdjenovich and Jamie L. Curtis, joint tenants and residents of the State of California; Theo H. Aukerman and Charlene A. Aukerman, joint tenants and residents of the State of California; Phillip A. England and Lisa K. England, joint tenants and residents of the State of California; Rebecca Blankinship, an individual and resident in the State of California; Michael Gehlen and Dwityani S. Gehlen, joint tenants and residents of the State of California; Timothy D. Green and Kellie L. Green, joint tenants and residents of the State of California; Stephen Jones and Nicole L. Jones, joint tenants and residents in the State of California; Kevin R. McIver and Rene C. McIver, joint tenants and residents of the State of California; Kyle R. Myers, an individual and resident in the State of California; Rene Savalle and Maureen B. Savalle, joint tenants and residents in the State of California; Frederick J. Kokaska and Barbara L. Kokaska, joint tenants and residents of the State of California; Suzana C. Brady, an individual and resident of the State of Virginia; and Konstantin R. Wilms and Catherine L. Wilms, joint tenants and residents of the State of California.

PRELIMINARY STATEMENTS

WHEREAS, the respective Boards of Directors of SYS, Subcorp and Logic have determined that the merger of Logic with and into Subcorp, in the manner contemplated herein (the “Merger”), is desirable and in the best interests of their respective stockholders and, by resolutions duly adopted, have approved and adopted this Agreement;

WHEREAS, SYS, Subcorp, Logic, and the Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of these premises and their promises hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the California General Corporation Law (the “CGCL”), Logic shall be merged with and into Subcorp at the Effective Time. As a result of the Merger, the separate corporate existence of Logic shall cease and Subcorp shall continue its existence under the laws of the State of California as a wholly-owned subsidiary of SYS. Subcorp, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2  Effective Time. On the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of California (the “California Secretary of State”) an Agreement of Merger and an officer’s certificate from Logic and Subcorp (collectively, the “California Merger Documents”) in such form as is required by, and executed in accordance with, the CGCL. The Merger shall become effective (the “Effective Time”) when the California Merger Documents have been filed with the California Secretary of State or at such later time as shall be agreed upon by SYS and Logic and specified in the California Merger Documents. Prior to the filings referred to in this Section 1.2, a closing (the “Closing”) shall be held at the offices of SYS’s counsel, Luce, Forward, Hamilton & Scripps LLP (“Luce Forward”), 600 West Broadway, Suite 2600, San Diego, California 92101, or such other place as the parties may agree on, as soon as practicable (but in any event within five (5) business days) following the date upon which all conditions set forth in Article VI have been satisfied or waived, or at such other date as SYS and Logic may agree, provided that the conditions set forth in Article VI have been satisfied or waived on or prior to such date. The date on which the Closing takes place is referred to herein as the “Closing Date.” For all purposes, the Closing shall be deemed to be effective as of 8:00 a.m., Pacific Standard Time, on November 7, 2005.

1.3  Effects of the Merger. At and after the Effective Time, the separate existence of Logic will cease, and Subcorp as the Surviving Corporation and successor shall succeed to all the rights and property of Subcorp and Logic, and shall be subject to all the debts and liabilities of Subcorp and Logic except as otherwise expressly provided in Section 5.3.8 and 9.10 of this Agreement.

1.4  Articles of Incorporation and Bylaws. The Articles of Incorporation of Subcorp, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation and the Bylaws of Subcorp, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, in each case until amended in accordance with the CGCL.

ARTICLE II
CONVERSION OF SECURITIES AND ESCROW

2.1  Merger Consideration; Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of SYS, Subcorp or Logic or their respective stockholders, each share of Logic Capital Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall represent the right to receive, that portion of the aggregate amount of $4,000,000 (such aggregate amount, the “Merger Consideration”), to which such share is entitled, with $2,000,000 payable in cash (the “Cash Consideration”), and $2,000,000, payable in the form of shares of restricted SYS Common Stock (valued at $4.49 per share, which is the average closing price of SYS Common Stock on the American Stock Exchange over the thirty (30) trading days immediately preceding and including November 4, 2005 (the “Stock Consideration”). $400,000 of the Merger Consideration shall be paid to Xyratex International, Inc. to secure the Release described in Section 6.3.11 of this Agreement. The balance of the Merger Consideration shall be paid and allocated and distributed among the Stockholders as set forth on Schedule 2.1.

2.2  Earnout Consideration.

2.2.1  If the Net Revenues (defined in Section 2.2.9) of the Surviving Corporation for the twelve month period ending June 30, 2006 exceed $4,500,000 ($4,000,000 of which must be earned subsequent to the Effective Time), Buyer shall pay the Stockholders an additional $500,000 on October 15, 2006. Such payment shall consist of $250,000 in cash and $250,000 worth of the Common Stock of Buyer, valued at the average closing price of SYS Common Stock on its principal trading market over the ten trading days immediately preceding June 30, 2006.

2.2.2  If the Earnings Before Income Tax, Depreciation and Amortization (“EBITDA”) of the Surviving Corporation from the Effective Time through June 30, 2006 exceed 17% of the Net Revenues earned by the Surviving Corporation during such period, then SYS shall pay such excess amount to the Stockholders on October 15, 2006.

2.2.3  If the EBITDA of the Surviving Corporation for the fiscal year ending June 30, 2007 exceed 19% of the Net Revenues earned by the Surviving Corporation during such period, then SYS shall pay such excess amount to the Stockholders on October 15, 2007.

2.2.4  If the EBITDA of the Surviving Corporation for the fiscal year ending June 30, 2008 exceed 20% of the Net Revenues earned by the Surviving Corporation during such period, then SYS shall pay such excess amount to the Stockholders on October 15, 2008.

2.2.5  For purposes of Sections 2.2.2, 2.2.3, and 2.2.4, the determination of EBITDA shall be made as if the Surviving Corporation were a standalone business. Accordingly, EBITDA shall be determined without regard to the negotiation, documentation, and closing of the Merger, the general and administration expense charge customarily applied to the business units of SYS, nor shall any costs related to Logic or the Surviving Corporation be paid or assumed by SYS. Any payment required by Sections 2.2.2, 2.2.3, or 2.2.4 may be in cash and/or SYS Common Stock at the discretion of SYS, provided that the cash component shall be neither less than 20%, nor more than 50%, of such payment. SYS Common Stock issued as part of any such payment shall be valued based on the average closing price of SYS Common Stock on its principal trading market over the last ten trading days of the applicable fiscal year.

2.2.6  Payments required by this Section 2.2 shall be referred to in this Agreement as Earnout Consideration and shall be allocated among the Stockholders in proportion to the allocation of Merger Consideration set forth in Schedule 2.1.

2.2.7  For the purposes of this Section 2.2, “Net Revenues” means the gross amount invoiced by the Surviving Corporation to third parties on all sales of products, less all discounts and allowances, returns, sales, excise and value added taxes, shipping, freight and insurance. Net Revenues shall accrue in accordance with the revenue recognition policies of SYS and generally accepted accounting principles. In the event the Surviving Corporation sells products to an Affiliate, Net Revenues means the Net Revenues realized by the Affiliate.

2.3  Subcorp Stock. Each share of capital stock of Subcorp outstanding at the Effective Time shall remain issued and outstanding following the Effective Time.

2.4  Fractional Shares; Adjustments.

2.4.1  No certificates for fractional SYS Common Shares shall be issued as a result of the conversion provided for in Section 2.1, and such fractional share interests will not entitle the owner thereof to vote or have any rights of a holder of SYS Common Shares.

2.4.2  In lieu of any such fractional SYS Common Shares, the holder of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Logic Capital Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, upon presentation of such fractional interest represented by an appropriate Certificate for Logic Capital Stock to SYS, shall be entitled to receive a cash payment therefore, in an amount equal to the value of such fractional interest, with an SYS Common Share being valued for this purpose as described in Section 2.1. Such payment with respect to fractional shares is intended to avoid the expense and inconvenience of issuing fractional shares and to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one Certificate shall be surrendered for the account of the same holder, the number of shares of Logic Capital Stock for which Certificates have been surrendered shall be appropriately adjusted to provide to the Stockholders the same economic effect as contemplated by this Agreement. The fractional share interests of each Stockholder will be aggregated, and no Stockholder will receive cash in an amount greater than the value of one full SYS Common Share for such fractional share interest.

2.5  Exchange of Certificates.

2.5.1  Exchange at Closing and at the Effective Time and Possible Subsequent Delivery of SYS Shares. At the Closing, each Logic Stockholder shall deliver the Certificate or Certificates representing such Logic Stockholder’s shares of Logic Capital Stock (or affidavits of lost certificates in lieu thereof), duly endorsed in blank or accompanied by stock powers duly executed in blank and in exchange for such delivery shall receive as soon as possible after the Effective Time (i) the Cash Consideration to which such Logic Stockholder is entitled as set forth on Schedule 2.1, and (ii) the Stock Consideration to which such Logic Stockholder is entitled as set forth on Schedule 2.1. On or immediately subsequent to the Effective Time, SYS shall deliver to the Stockholders and to Escrow such additional Stock Consideration and Cash Consideration to which the Stockholders may be entitled pursuant to Schedule 2.1.

2.5.2  Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to SYS Common Shares having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, no cash payment as part of the Merger Consideration and no cash payment of interest or in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate (or affidavit) as provided in this Section 2.5. Subject to the effect of all applicable constitutions, laws, statutes, treaties, orders, rules, regulations, ordinances, notices, approvals, policies or guidelines promulgated, or judgments, decisions, decrees, or orders of any Governmental Authority (collectively, “Applicable Laws”), following surrender of any such Certificate, there shall be paid to the holder of the Merger Consideration issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole SYS Common Shares and not paid, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole SYS Common Shares, less the amount of any withholding taxes which may be required thereon.

2.5.3  No Further Ownership Rights in Logic Capital Stock. All Merger Consideration issued and/or paid upon surrender of Certificates (or affidavit) in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued and/or paid in full satisfaction of all rights pertaining to such shares of Logic Capital Stock represented thereby, and, as of the Closing, the stock transfer books of Logic shall be closed and there shall be no further registration of transfers on the stock transfer books of Logic of shares of Logic Capital Stock outstanding immediately prior to the Closing. If, after the Closing, Certificates are presented to Logic or the Surviving Corporation for any reason, they shall be cancelled.

2.5.4  No Liability. Neither SYS nor the Surviving Corporation shall be liable to any person in respect of any Merger Consideration (on dividends, distributions, or interest with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time or immediately prior to such earlier date on which any Merger Consideration (or any dividends, distributions, or interest with respect thereto) would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration (or dividends, distributions, or interest with respect thereto) shall, to the extent permitted by Applicable Law, become the property of SYS, free and clear of all claims or interest of any person previously entitled thereto. For purposes of this Agreement, “Governmental Authority” means any (A) nation, region, state, county, city, town, village, district or other jurisdiction, (B) federal, state, local, municipal, foreign or other government, (C) federal, state, local municipal, foreign or multi-national court, arbitral tribunal, administrative agency or commission, (D) other governmental, quasi-governmental, public, or regulatory body, agency, instrumentality or authority of any nature, (E) multi-national organization, (F) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature or (G) official of any of the foregoing.

2.5.5  Withholding Rights. Each of the Surviving Corporation and SYS shall be entitled to deduct and withhold from the Cash Consideration otherwise payable pursuant to this Agreement to any holder of shares of Logic Capital Stock, such amounts as it is required to deduct and withhold with respect to the making of such payment or any other payment by Logic, the Surviving Corporation or SYS, under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation or SYS, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Logic Capital Stock in respect of which such deduction and withholding was made by the Surviving Corporation or SYS, as the case may be. Any Tax withheld by SYS or the Surviving Corporation shall be paid by SYS or the Surviving Corporation, as the case may be, to the appropriate Governmental Authority when due in accordance with Applicable Law; and SYS or the Surviving Corporation, as the case may be, shall within 30 days of the payment of such Tax deliver to the holder of the shares of Logic Capital Stock evidence reasonably satisfactory to such holder that payment was duly remitted to the appropriate Governmental Authority.

2.5.6  Restrictive Legend. Each certificate evidencing SYS Common Shares issued pursuant to this Agreement shall bear the following legend in conspicuous type:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

2.6  Escrow Accounts.

2.6.1  Escrow Agreement. On or prior to the Closing Date, SYS and the Stockholders shall establish an escrow at Union Bank of California, N.A. (the “Escrow Account”), by the execution and delivery of an Escrow Agreement substantially in the form attached as Exhibit A hereto (the “Escrow Agreement”).

2.6.2  Deposit of Escrow Consideration. As soon as possible after the Effective Time, SYS shall deliver to the Escrow Agent, for immediate deposit into the Escrow Account, Two Hundred Thousand Dollars ($200,000) of the cash portion of the Merger Consideration. Such Deposit shall be referred to herein as the “Escrow Consideration,” and shall be allocated among the Stockholders as set forth in Schedule 2.1.

2.6.3  Disbursement of Escrow Consideration. All of the Escrow Consideration deposited in the Escrow Account shall be available, in accordance with this Agreement and the Escrow Agreement, to provide recourse to SYS for any breach of the representations and warranties of the Logic Stockholders under Article IV hereof and pursuant to Article VIII hereof, and shall be paid to the Logic Stockholders only in accordance with and subject to the terms and conditions set forth herein and in the Escrow Agreement.

2.7  Internal Revenue Code Election. At its option, following the Closing Date SYS may make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, with regard to the Merger. In the event such election is made, SYS shall pay to each of the Stockholders the dollar amount of each such Stockholder’s federal and state tax, as determined by such Stockholder’s tax advisor(s), that results from the election (the “Tax Consideration”), including any changes in past or future federal and/or state tax amounts that result if the Tax Consideration payment to such Stockholder is deemed by the Internal Revenue Service or other applicable taxing agency to be a part of the Merger Consideration or additional consideration.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SYS

In order to induce Logic and the Stockholders to enter into this Agreement, SYS hereby represents and warrants to Logic and the Stockholders that the statements contained in this Article III are true, correct and complete, except as otherwise expressly set forth in this Article III as of the date hereof unless another date is expressly stated below.

3.1  Organization and Standing. SYS and each subsidiary of SYS is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its state of incorporation with corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of SYS and each subsidiary of SYS is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on SYS and its subsidiaries taken as a whole. SYS is not in default in the performance, observance or fulfillment of any provision of the SYS Articles of Incorporation, as amended (the “SYS Articles”), or the SYS Amended and Restated Bylaws, as amended, as in effect on the date hereof (the “SYS Bylaws”). SYS has heretofore furnished to the Stockholders complete and correct copies of the SYS Articles and the SYS Bylaws.

3.2  Corporate Power and Authority. Each of SYS and Subcorp has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by SYS and Subcorp have been duly authorized by all necessary corporate action on the part of SYS and Subcorp. This Agreement has been duly executed and delivered by SYS and Subcorp and constitutes the legal, valid and binding obligation of SYS and Subcorp enforceable against each of them in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

3.3  Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by SYS and Subcorp nor the consummation of the transactions contemplated hereby or thereby will:

3.3.1  conflict with, or result in a breach of any provision of, the SYS Articles or the SYS Bylaws or the governing documents of any subsidiary of SYS;

3.3.2  materially violate, or conflict with, or result in a material breach of any provision of, or constitute a material default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a material default under, or result in the creation of any material Encumbrance upon any of the properties or assets of SYS or any of its subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which SYS or any of its subsidiaries is a party (for purposes of this Agreement, “Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, equitable interest, lease or other possessory interest, conditional sale or other title retention arrangement, lien, pledge, security interest, preference, priority, right of first refusal or similar restriction);

3.3.3  materially violate any (i) order, writ, injunction, decree, statute, ruling, assessment, or arbitration or award of any Governmental Authority or (ii) Applicable Laws relating to SYS or any of its subsidiaries or their respective properties or assets; or

3.3.4  require any action or consent or approval of, or review by, or registration or filing by SYS or any of its affiliates with, any third party or any Governmental Authority, other than registrations or other actions required under federal and state securities laws as are contemplated by this Agreement.

3.4  Actions. There is no Action against SYS or Subcorp which questions the validity of this Agreement or any action taken or to be taken pursuant hereto. For purposes of this Agreement, “Action” means any action, arbitration, audit, examination, suit, proceeding, hearing or litigation, whether formal or informal, and whether public or private, commenced, brought, conducted or heard by or before, pending or threatened, or otherwise. Since July 1, 2001, neither SYS nor any of its subsidiaries has been subject to any order, writ, injunction or decree relating to its method of doing business or its relationship with past, existing or future users or purchasers of any goods or services.

3.5  Financial Ability. SYS will have a sufficient number of SYS Common Shares and sufficient cash funds to pay the Merger Consideration.

3.6  Capitalization of SYS.

3.6.1  The authorized capital stock of SYS consists of 48,000,000 common shares (the “SYS Common Stock”), 250,000 preferred shares (the “SYS Preferred Stock”), and 2,000,000 preference shares (the “SYS Preference Stock”). At the date of this Agreement, (i) 11,438,513 shares of SYS Common Stock are issued and outstanding, (ii) 1,956,297 shares of SYS Common Stock are reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by SYS, not including SYS’s Stock Option and Stock Purchase Plans, (iii) 2,498,100 shares of SYS Common Stock are reserved for issuance under SYS’s Stock Option and Stock Purchase Plans, (iv) no shares of SYS Preferred Stock are issued and outstanding, and (v) no shares of SYS Preference Stock are issued and outstanding. The SYS Common Stock, the SYS Preferred Stock, and the SYS Preference Stock are referred to herein collectively as the “SYS Capital Stock.” Each outstanding share of SYS Capital Stock is duly authorized and validly issued, fully paid and nonassessable and has not been issued in violation of any preemptive or similar rights. The issuance and sale of all of the shares of SYS Capital Stock described in this Section 3.6.1 have been in compliance in all material respects with applicable federal and state securities laws.

3.7  Brokerage and Finders’ Fees. Neither SYS nor any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of SYS or any of its affiliates, any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement other than to SmallCap Corporate Advisors, LLC.

3.8  Board Recommendation; Required Vote. The board of directors of each of Subcorp and SYS, at a meeting duly called and held, has by majority vote of those directors present and constituting a quorum of the directors then in office determined that this Agreement and the transactions contemplated hereby, are fair to and in the best interests of Subcorp, SYS, and the SYS Stockholders. No vote of any holder of SYS Capital Stock is required under the SYS Articles, SYS Bylaws or Applicable Law with respect to this Agreement or the transactions contemplated hereby.

3.9  SYS SEC Documents. SYS has filed with the U.S. Securities and Exchange Commission (the “Commission”) all forms, reports, schedules, statements and other documents (including exhibits and other information incorporated therein) required to be filed by it since July 1, 2003 under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such documents, as supplemented and amended since the time of filing, collectively, the “SYS SEC Documents”). No subsidiary of SYS is required to file any form, report, registration statement, prospectus or other document with the Commission. To the Knowledge of SYS, the SYS SEC Documents, including, without limitation, any financial statements or schedules included in the SYS SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively and, in the case of any SYS SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing): (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of SYS (including the related notes) included in the SYS SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any SYS SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB of the Commission), and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in amount) in all material respects the consolidated financial position of SYS and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since July 1, 2003, SYS has maintained its books of account in accordance in all material respects with Applicable Law and all books and records are complete and correct in all material respects, fairly and accurately reflect the income, expenses, assets and liabilities of SYS and its subsidiaries in all material respects, including the nature thereof and the transactions giving rise thereto, and provide a fair and accurate basis for the preparation of the financial statements of SYS included in the SYS SEC Documents.

3.10  Books and Records. Since July 1, 2003, SYS and its subsidiaries have, in all material respects, maintained their minute books, stock books, stock ledgers, quota registers and other local equivalents in accordance in all material respects with Applicable Law, sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, including the maintenance of an adequate system of internal controls. The minute books of SYS and its subsidiaries contain accurate and complete records of all proceedings, consents and meetings held of, and corporate action taken by, their stockholders, the boards of directors, and committees of the boards of directors, and other governing bodies, as applicable, and no meeting of any such stockholders, board of directors, committee or other governing body has been held for which minutes have not been prepared and are not contained in such minute books. The books of account of SYS and its subsidiaries are complete and correct in all material respects, have been maintained in accordance with Applicable Law, fairly and accurately reflect the income, expenses, assets and liabilities of SYS and its subsidiaries, including the nature thereof and the transactions giving rise thereto, and provide a fair and accurate basis for the preparation of the SYS financial statements set forth in the SYS SEC Documents. The signatures appearing on all documents contained in such books of account are the true signatures of the persons purporting to have signed the same.

3.11  No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the audited balance sheet of SYS as of June 30, 2005, or (b) as incurred after the date thereof in the ordinary course of business consistent with past practice, SYS and its subsidiaries do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent, choate, inchoate or otherwise and whether due or to become due, that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on SYS and its subsidiaries taken as a whole.

3.12  No Material Adverse Change. Since June 30, 2005, there has been no material adverse change in the assets, liabilities, results of operations, business prospects, or financial condition of SYS or any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect on SYS and its subsidiaries taken as a whole.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

In order to induce SYS to enter into this Agreement, the Stockholders jointly, except with respect to the warranties contained in Section 4.5.2 as they relate to each Stockholder’s Logic Capital Stock, and severally, except as limited by Sections 8.2 and 8.3, represent and warrant to SYS that the statements contained in this Article IV are true, correct, and complete, in each case except as otherwise expressly set forth in this Article IV or in the disclosure schedule previously delivered by the Stockholders to SYS and incorporated herein by reference (the “Logic Disclosure Schedule”), as of the date hereof and as of the Closing Date unless another date is expressly stated below or in the Logic Disclosure Schedule.

4.1  Organization and Standing. Logic is a corporation duly organized and validly existing under the laws of the State of California with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Logic is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses, or operates requires it to so qualify, be licensed or be in good standing except where the failure to be so qualified, licensed or in good standing in such jurisdiction would not have a Material Adverse Effect on Logic or its business or properties taken as a whole, and except as disclosed in Section 4.1 of the Logic Disclosure Schedule. Logic is not in default in the performance, observance or fulfillment of any provision of its Articles of Incorporation (the “Logic Articles”) or its Bylaws (the “Logic Bylaws”), as in effect on the date hereof. Logic has previously furnished to SYS complete and correct copies of the Logic Articles and the Logic Bylaws, each as in effect on the date hereof. Listed in Section 4.1 in the Logic Disclosure Schedule is each jurisdiction in which Logic is qualified or licensed to do business and whether Logic is in good standing in each applicable jurisdiction as of the date of the Agreement.

4.2  Subsidiaries. Logic does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise. Logic is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

4.3  Power and Authority. Logic has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to approval of the Merger and the transactions contemplated hereby by the stockholders of Logic, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Logic have been duly authorized by all necessary corporate action on the part of Logic, subject to approval of the Merger and the transactions contemplated hereby by Logic’s board of directors and the requisite Logic stockholders. This Agreement has been duly executed and delivered by Logic and the Stockholders and constitutes the legal, valid and binding obligation of Logic and the Stockholders, enforceable against each of them in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

4.4  Capitalization of Logic. The authorized capital stock of Logic consists of 1,000,000 common shares (the “Logic Common Stock”). At the date of this Agreement, (i) 11,271 shares of Logic Common Stock are issued and outstanding, and (ii) no shares of Logic Common Stock are reserved for issuance upon the exercise or conversion of options, warrants or convertible securities. The Logic Common Stock is also referred to herein the “Logic Capital Stock.” Each outstanding share of Logic Capital Stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights.

4.4.1  As of the date hereof, other than as set forth in clause 4.4(ii) above, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by Logic of any securities of Logic, nor are there outstanding any securities which are convertible into or exchangeable for any shares of Logic Capital Stock, and Logic has no obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Logic or any predecessor. Set forth in Section 4.4.1 of the Logic Disclosure Schedule is an accurate and complete list of the names of all holders of Logic Capital Stock, and the number and class of shares held by each such Logic stockholder. Set forth in Section 4.4.1 of the Logic Disclosure Schedule is an accurate and complete list of the names of all holders of options, warrants or convertible instruments to purchase Logic Capital Stock, the number of shares issuable to each such holder upon exercise of such option or warrant, and the exercise price and vesting schedule with respect thereto.

4.4.2  Logic has not agreed to register any securities of Logic under the Securities Act or under any applicable securities law or granted registration rights to any person or entity.

4.5  Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Logic and the Stockholders, nor the consummation of the transactions contemplated hereby will:

4.5.1  conflict with, or result in a breach of any provision of, the Logic Articles or the Logic Bylaws;

4.5.2  violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any Encumbrance upon any of the properties or assets of Logic under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which any Stockholder or Logic is a party, including without limitation, any Contract;

4.5.3  to the Knowledge of the Stockholders, violate any (i) order, writ, injunction, decree, ruling, assessment, arbitration, or award of any Governmental Authority or arbitrator or (ii) Applicable Laws relating to any Stockholder or to Logic or any of its properties or assets; or

4.5.4  require any action or consent or approval of, or review by, or registration or filing by any Stockholder or Logic or any of its affiliates with, any third party or any Governmental Authority, other than (i) approval of the Merger and the transactions contemplated hereby by the stockholders of Logic, (ii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, and (iii) the filing of the California Merger Documents with the California Secretary of State.

4.6  Brokerage and Finders’ Fees. Neither Logic nor any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of Logic or any Stockholder, any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement.

4.7  Books and Records; Financial Statements.

4.7.1  From its date of incorporation, the minute books, stock books and stock ledgers of Logic (the “Books of Account”) have been maintained, in all respects, in accordance with Applicable Law. The signatures of Logic personnel appearing on all documents contained in such Books of Account are the true signatures of the persons purporting to have signed the same, and complete and correct copies of such Books of Account have been provided to SYS, and complete and correct copies of such Books of Account have been provided to SYS.

4.7.2  Attached to Section 4.7.2 of the Logic Disclosure Schedule, as previously delivered to SYS, are complete and correct copies of (i) the unaudited balance sheet of Logic as of September 30, 2005, and the related statements of income and sources and uses of cash for the 9-month period then ended and (ii) the unaudited balance sheets of Logic as of December 31, 2004 and December 31, 2003, and the related statements of income and sources and uses of cash for the 12-month periods then ended (collectively, the “Logic Financial Statements”). Except as provided in Section 4.7.2 of the Logic Disclosure Schedule, the Logic Financial Statements (including the related notes) were prepared in all material respects in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject to normal, recurring audit adjustments not material in amount and to the absence of footnotes) the consolidated financial position of Logic and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

4.8  Compliance with Law. Except with respect to Applicable Laws discussed elsewhere in this Article IV, Logic is in compliance, in all respects, and at all times since its incorporation has been in compliance, in all respects, with all Applicable Laws relating to Logic or its businesses or properties, except where the failure to be in compliance with such Applicable Laws (individually or in the aggregate) would not have a Material Adverse Effect on Logic, or where such noncompliance has been cured and is reasonably expected to have no material impact on the future business or operations of Logic. Logic has received no written notice of any pending investigation or review by any Governmental Authority with respect to Logic, and no such investigation or review is overtly threatened, nor has any Governmental Authority indicated to Logic an intention to conduct the same.

4.9  Actions. Section 4.9 in the Logic Disclosure Schedule sets forth each instance in which Logic has filed, or received written notice of, an Action pending and each instance in which any Action has been overtly threatened against or by Logic. Since its incorporation, Logic has not been subject to any order, writ, injunction or decree relating to its method of doing business or its relationship with past, existing or future users or purchasers of any goods or services.

4.10  No Material Adverse Change. Since June 30, 2005, there has been no material adverse change in the assets, liabilities, results of operations, business prospects, or financial condition of Logic or any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect on Logic.

4.11  Taxes.

4.11.1  With regard to federal and state taxes:

(i)  Logic has filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Logic prior to the date hereof;

(ii)  All such Tax Returns referred to in clause 4.11.1(i) above were true and correct (except for such inaccuracies which are individually, and in the aggregate, not material) and Logic and/or the Shareholders paid or, prior to the Closing Date, will pay within the time and manner prescribed by Applicable Law, all Taxes, interest and penalties required to be paid in respect of the periods covered by such Tax Returns (whether or not shown any Tax Return) due to any federal, state, foreign, local or other Tax authority;

(iii)  Logic has no liability for Taxes that is in excess of the amount reserved on the Logic Financial Statements;

(iv)  Logic has not requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed;

(v)  Logic has not received written notice of any currently due and payable deficiency for any Tax from any Tax authority;

(vi)  Logic has not received written notice that it is the subject of any currently ongoing Tax audit;

(vii)  As of the date of this Agreement, Logic has not received written notice from any Tax authority of any pending requests for waivers of the time to assess any Tax, other than those made in the ordinary course and for which payment has been made;

(viii)  Logic has not expressly waived any statute of limitations in respect of Taxes or expressly agreed to any extension of time with respect to a Tax assessment or deficiency;

(ix)  There are no recorded Encumbrances with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of Logic (other than liens for Taxes not yet due and/or delinquent);

(x)  No written claim has ever been received by Logic from a Governmental Authority in a jurisdiction where Logic does not file Tax Returns that Logic is or may be subject to taxation by that jurisdiction; and

(xi)  Logic (and any predecessor of Logic) has been a validly electing S corporation within the meaning of Internal Revenue Code Sections 1361 and 1362 at all times during its existence, and Logic will be an S corporation up to and including the Closing Date.

4.11.2  Logic is not obligated by any Contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Logic is not now or has ever been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding Logic that (i) requires Logic to make any Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of Logic, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to Logic, from any other person.

4.11.3  Except as set forth in Section 4.11.3 of the Logic Disclosure Schedule, Logic has withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

4.11.4  Logic has not agreed to make, or has received any written notice from the Internal Revenue Service proposing that Logic make, any adjustments pursuant to Sections 263A or 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by Logic, and Logic has no application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or operations of Logic.

4.11.5  Logic has not requested any private letter ruling of the Internal Revenue Service or comparable ruling of other Governmental Authorities.

4.11.6  The Tax Returns of Logic for the years ended 2003 and 2004, complete and correct copies of which are attached to Section 4.11.6 of the Logic Disclosure Schedule, list all deductions giving rise to any current-year Tax loss set forth on the applicable Tax Returns and the amount of each such Tax loss in each jurisdiction.

4.11.7  Except for the group for which Logic is presently a member, if any, Logic has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation, within the meaning of Section 1504 of the Code (or any similar provision of state or local law), except where Logic was the common parent corporation of such affiliated group.

4.11.8  Logic has no liability for the Taxes of any person other than Logic under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

4.11.9  All elections with respect to the Tax Returns are reflected in the Tax Returns.

4.11.10  Logic is not and has not been a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

4.11.11  Logic is not and has not been a party to any joint venture, partnership, or other agreement that would be treated as a partnership for U.S. federal income tax purposes.

4.11.12  Logic has not participated in an international boycott as defined in Section 999 of the Code (or any similar provision of state, local or foreign law).

4.11.13  Logic is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Internal Revenue Code Section 280G (or any corresponding provision of state, local or foreign law).

4.11.14  Logic is not a party to or bound by any tax allocation or sharing agreement.

4.11.15  Logic will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)  “Closing Agreement” as described in Internal Revenue Code Section 7121 (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date;

(ii)  Intercompany transactions or any excess loss account described in Treasury Regulations under Internal Revenue Code Section 1502 (or any corresponding or similar provision of state, local or foreign law);

(iii)  Installment sale or open transaction disposition made on or prior to the Closing Date; or

(iv)  Prepaid amount received on or prior to the Closing Date.

4.11.16  Logic has not distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Internal Revenue Code Section 355.

4.11.17  As used in this Agreement, “Tax Returns” means all federal, state, local and foreign Tax returns, declarations, schedules, information returns, reports and forms, and any amendments to any of the foregoing relating to Taxes, required to be filed with any Governmental Authority responsible for the imposition or collection of Taxes.

4.11.18  As used in this Agreement, “Tax” or “Taxes” means (i) any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, premium, sales and use, ad valorem, transfer, gains, profit, windfall profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, employment, disability, payroll, license, estimated, customs duties, severance or withholding taxes, other taxes or similar charges of any kind imposed by a Governmental Authority and includes any interest and penalties (civil or criminal) on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax Return and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.

4.11.19  The following provisions shall govern the allocation of responsibility as between Logic and Buyer for certain tax matters following the Closing Date:

(i)  Each Shareholder shall (joint and separately) indemnify Logic, Subcorp and Buyer and hold them harmless from and against (a) all Taxes (or the nonpayment thereof) of Logic for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-closing Tax Period”), (b) any and all Taxes of any member of any affiliated, consolidated, combined, or unitary group of which Logic (or any predecessor) is or was a member on or prior to the Closing Date, and (c) any and all Taxes of any person (other than Logic) imposed on Logic as a transferee or successor, by contract or pursuant to any law, ruling or regulation which Taxes relate to any event or transaction occurring before the Closing; provided, however, that in the case of the amounts referenced in this paragraph, the Shareholders shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the most recent balance sheet (rather than any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Logic in filing its tax returns.

(ii)  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for the Pre-closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Logic holds, a beneficial interest shall be deemed to terminate at such time).

(iii)  Any Tax refunds that are received by Subcorp or Logic and any amounts credited against Taxes to which Subcorp or Logic become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Shareholders, and Subcorp shall pay over to the Shareholders any such refund or the amount of any such credit within fifteen (15) days after receipt of entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Taxes by a taxing authority to Subcorp or Logic of any amount accrued on the closing balance sheet, Subcorp shall pay such amount to the Shareholders within fifteen (15) days after receipt or entitlement thereto.

(iv)  Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Logic for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Buyer shall permit the Shareholders to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Shareholders. To the extent permitted by applicable law, the Shareholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by Logic to the Shareholders for such periods.

(v)  Buyer, Logic, and the Shareholders shall cooperate fully, as and to the extent reasonably required by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenience basis to provide additional information and explanation of any material provided hereunder. Logic, the Shareholders, and Buyer agree (A) to retain all books and records with respect to Tax matters pertinent to Logic relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Logic or the Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

(vi)  Buyer and the Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(vii)  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Shareholders when due, and the Shareholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer shall, join in the execution of any such Tax Returns and other documentation.

4.12  Intellectual Property.

4.12.1  Set forth in Section 4.12.1 of the Logic Disclosure Schedule is an accurate and complete list of (i) all foreign and domestic patents, patent applications, invention disclosures, trademarks, service marks, trade names, internet domain names (and any registrations or applications for registration for any of the foregoing trademarks, service marks, trade names and internet domain names) and all copyright applications and registrations and all other material Intellectual Property rights owned by Logic, (ii) all agreements with respect to which Logic received gross revenue of at least $5,000 during the 18-month period from January 1, 2004 to June 30, 2005, which concern any of its Intellectual Property, and (iii) all material non-customer agreements to which Logic is a party which concern any of its Intellectual Property.

4.12.2  With regard to Intellectual Property:

(i)  Logic owns the Intellectual Property free and clear of any Encumbrances, or has sufficient rights to use the Intellectual Property as it is currently used by Logic and as it is proposed to be used by Logic;

(ii)  No written claim of invalidity or ownership with respect to the Intellectual Property has been received by Logic from any third party, and no Intellectual Property is the subject of any pending or overtly threatened Action;

(iii)  No person or entity has asserted that, with respect to any Intellectual Property, Logic or any licensee of Logic is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how;

(iv)  All fees, annuities, royalties, honoraria and other payments which are due from Logic on or before the date of this Agreement for any of the Intellectual Property have been paid;

(v)  To the Knowledge of the Stockholders, except as limited by the terms of any license relating thereto, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, disposal, modification, display, transmission or publishing of any process, machine, manufacture, composition of matter, or material related to any part of the Intellectual Property, does not and will not infringe in any material respect any domestic or foreign patent, trademark, service mark, trade name, copyright, moral right or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party;

(vi)  To the Knowledge of the Stockholders, no unexpired foreign or domestic patents or patent applications exist which, if enforced, would have a Material Adverse Effect on the business of Logic;

(vii)  To the Knowledge of the Stockholders, there exists no (A) prior act of Logic or any third party that would void or invalidate any of the Intellectual Property or (B) conduct or use by Logic or any third party that would void or invalidate any of the Intellectual Property; and

(viii)  The execution, delivery and performance of this Agreement by Logic and the Stockholders, and the consummation of the transactions contemplated hereby, will not materially breach, violate or conflict with any instrument or agreement relating to the Intellectual Property to which Logic is a party, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Intellectual Property or in any way impair the right of Logic, to make, use, sell, license or dispose of, distribute, modify, display or transmit or to bring any action for the infringement of, any Intellectual Property.

4.12.3  Logic has taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of (i) all trade secrets and (ii) to the extent required by Applicable Law, patent applications and their related inventions prior to the issuance of a patent registration contained in the Intellectual Property.

4.12.4  As used in this Agreement, “Intellectual Property” means all domestic or foreign patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, logos, know-how, internet domain names, copyrights, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, copyright registrations, customer lists, marketing and customer information, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof, in each case that is owned by, or licensed to Logic (other than third-party “click wrap” or “shrink wrap” software licenses, as to which Logic makes no representations or warranties) on the date hereof.

4.13  Title to Assets and Properties. Logic has good, valid, and marketable title to, or a valid leasehold interest in, and unrestricted possession (other than under the terms of relevant leases) of, the assets and properties used by Logic, located on its premises or shown on the Logic Financial Statements, free and clear of all Encumbrances, except for assets and properties disposed of in the ordinary course of business since July 1, 2005. Such assets and properties are sufficient to carry on the business of Logic as it is currently being conducted and as it is proposed to be conducted.

4.14  Employee Benefit Plans.

4.14.1  With respect to each Logic Plan, Logic has made available to SYS a correct and substantially complete copy of the following (where applicable): (i) each writing constituting a part of such Logic Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recently filed Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any.

4.14.2  The Internal Revenue Service has issued a favorable determination letter with respect to each Logic Plan that is intended to be a Qualified Plan and, to the Knowledge of the Stockholders, there are no existing circumstances or any events that have occurred that could adversely affect the qualified status of any Logic Plan that is a Qualified Plan or the related trust.

4.14.3  All contributions required to be made by Logic to any Logic Plan by Applicable Laws or by any Logic Plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Logic Plan, for any period through the date hereof, have been made or paid in full.

4.14.4  To the Knowledge of the Stockholders, each Logic Plan has been maintained and administered in compliance with its terms and Applicable Law, including ERISA and the Code. To the Knowledge of the Stockholders, there is not now, and there are no existing circumstances that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Logic Plan or the imposition of any Encumbrance on the assets of Logic under ERISA or the Code with respect to a Logic Plan.

4.14.5  Logic has not, at any time within six years before the date hereof, maintained, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan or any plan covered by Section 412 of the Code or Title IV of ERISA.

4.14.6  To the Knowledge of the Stockholders, there does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of Logic following the Closing. Without limiting the generality of the foregoing, Logic has not engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

4.14.7  Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA (or other Applicable Law pertaining to COBRA or Cal-COBRA), Logic has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof and there has been no communication to employees of Logic that promises or guarantees such employees retiree health or life insurance benefits or other retiree death benefits.

4.14.8  Except as disclosed in Section 4.14.8 of the Logic Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Logic (other than the acceleration of vesting of stock options which will, however, terminate upon the Closing). Without limiting the generality of the foregoing, no amount paid or payable by Logic in connection with the transactions contemplated hereby, either solely as a result thereof or as a result of such transactions in conjunction with any other events, will be an “excess parachute payment” within the meaning of Section 280G of the Code.

4.14.9  Logic has not received written notice of any pending, and there are no overtly threatened, claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the Logic Plans, any fiduciaries thereof with respect to their duties to the Logic Plans, or the assets of any of the trusts under any of the Logic Plans that would reasonably be expected to result in any material liability of Logic to the Pension Benefit Guaranty Corporation, the US Department of Treasury, the US Department of Labor or any Multiemployer Plan.

4.14.10  Section 4.14.10 of the Logic Disclosure Schedule sets forth the names of all directors and officers of Logic, the names of each employee of Logic, and the total current salary, bonus eligibility, and fringe benefits and perquisites in the aggregate that all such directors, officers and employees are expected to receive in the fiscal year ending June 30, 2006, based on current compensation arrangements. Section 4.14.10 of the Logic Disclosure Schedule also sets forth the liability of Logic for deferred compensation under any deferred compensation plan, excess plan or similar arrangement (other than pursuant to Qualified Plans) to each such director, officer and employee, together with the value, as of the date specified thereon, of the assets (if any) set aside in any grantor trust(s) to fund such liabilities. There are no other forms of compensation paid to any such director, officer or employee of Logic. No officer, director, or employee of Logic, or any immediate family member of any of the foregoing, provides or causes to be provided to Logic any assets, services or facilities and Logic does not provide or cause to be provided to any such officer, director, or employee, or any immediate family member of any of the foregoing, any assets, services or facilities.

4.14.11  As used in this Agreement, the following terms have the meanings given below:

(i)  “Benefit Obligation” means Logic’s aggregate financial liability to provide all current, projected and contingent benefits to an employee, or such employee’s beneficiaries or dependents, as the case may be, under the terms of any of the Logic Plans, regardless of whether an amount less than such aggregate financial liability is reflected on Logic’s financial statements under applicable accounting rules.

(ii)  “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code or the group health plan requirements of Section 701 et seq. of ERISA, and (v) under corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Logic Plans.

(iii)  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iv)  “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. As of the date hereof, Logic has no ERISA Affiliates.

(v)  “Logic Employee” means a person who is, as of the Closing Date, an active or inactive employee of Logic.

(vi)  “Logic Plans” means all employee benefit plans, programs and other arrangements providing benefits to any current or former employee, officer, director or consultant (or any beneficiary or dependent thereof) in respect of services provided to Logic, and whether covering one person or more than one person, sponsored or maintained by Logic or to which Logic contributes (or is obligated to contribute) or has any liability. Without limiting the generality of the foregoing, the term “Logic Plans” includes each “employee pension benefit plan” as defined in Section 3(2) of ERISA, each “employee welfare benefit plan” as defined in Section 3(1) of ERISA, and each agreement, plan, program, fund, policy, contract or arrangement (whether written or unwritten) providing compensation, benefits, pension, retirement, superannuation, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, thirteenth month, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, severance, termination, indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits covering any employee, former employee, or the beneficiaries and dependents of any employee or former employee, regardless of whether it is mandated under local law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory.

(vii)  “Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. As of the date hereof, Logic has no Multiemployer Plans.

(viii)  “Multiple Employer Plan” means a plan that has two or more contributing sponsors at least two of whom are not under “common control” within the meaning of Section 4063 of ERISA. As of the date hereof, Logic has no Multiple Employer Plans.

(ix)  “Qualified Plan” means a “qualified plan” within the meaning of Section 401(a) of the Code.

4.15  Contracts.

4.15.1  Section 4.15.1 of the Logic Disclosure Schedule lists each, and Logic has provided SYS with correct and complete copies of each, Contract (“Contract” means all written or oral contracts, agreements, guarantees, licenses and executory commitments, other than Logic Plans and real property leases) to which Logic is a party as of the date hereof and which falls within any one or more of the following categories:

(i)  Contracts not entered into in the ordinary course of Logic’s business and that involve expenditures or receipts by Logic of $5,000 per month;

(ii)  joint venture, partnership, strategic alliances and other Contracts (however named) involving a sharing of profits, losses, costs or liabilities;

(iii)  leases for equipment or other personal property assets;

(iv)  Contracts with respect to which Logic received gross revenue of at least $5,000 from the date of its incorporation through September 30, 2005;

(v)  Contracts containing covenants purporting to limit the freedom of Logic to compete in any line of business or in any geographic area or to hire any individual or group of individuals (including without limitation any software license agreements that authorize or permit Logic to use the applicable software only in particular business lines, languages or geographic areas);

(vi)  Contracts providing for the settlement of disputed claims (including disputed dollar amounts) with third parties;

(vii)  powers of attorney that are currently outstanding;

(viii)  Contracts entered into other than in the ordinary course of business that contain or provide for an express undertaking to be responsible for consequential damages;

(ix)  Contracts which contain minimum purchase conditions in excess of $10,000 or requirements or other terms that restrict or limit the purchasing relationships of Logic;

(x)  Contracts relating to any outstanding commitment for capital expenditures in excess of $25,000;

(xi)  Contracts with any labor organization, union, employee representative or group of employees;

(xii)  indentures, mortgages, promissory notes, loan agreements, guarantees of borrowed money, letters of credit or other agreements, instruments or commitments for the borrowing or the lending of money;

(xiii)  Contracts providing for the creation of any Encumbrance upon any of the assets of Logic;

(xiv)  Contracts involving annual revenues to the business of Logic in excess of 2.5% of Logic’s annual revenues during either of its past two fiscal years;

(xv)  Contracts providing for “earn-outs,”“savings guarantees,”“performance guarantees,” or other contingent payments involving more than $10,000 per year or $50,000 over the term of the Contract;

(xvi)  Contracts with or for the benefit of (A) any corporate affiliate of Logic or (B) any immediate family member of any shareholder, director or officer of Logic;

(xvii)  Contracts involving payments by Logic of more than $5,000 in any one month during the past 6 months;

(xviii)  any Contracts that purport to limit the ability of the directors, officers, agents or employees of Logic to engage in or continue any conduct, activity or practice relating to the business of Logic, or assign to Logic any rights to any invention, improvement or discovery;

(xix)  any cost-sharing, tax-sharing or transfer pricing agreements between Logic and any related or unrelated party;

(xx)  each amendment, supplement and modification with respect to any of the foregoing; and

(xxi)  any proposal to enter into any of the foregoing.

4.15.2  All such Contracts are valid, binding and enforceable obligations of Logic and each other party thereto.

4.15.3  Except as provided in Section 4.15.3 of the Logic Disclosure Schedule, neither Logic nor any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract. Logic has not received a notice or other communication claiming a breach on its part of any Contract or a right of offset against amounts due it under any Contract or a right of termination of any Contract. To the Knowledge of the Stockholders, Logic is not currently performing services under any Contract which is “at risk.” To the Knowledge of the Stockholders, no employee of Logic has attempted to direct any Contract to any third party.

4.15.4  As of the date hereof, Logic is not engaged in any renegotiation of, and neither Logic nor, to the Knowledge of the Stockholders, any third party thereto has any outstanding rights to renegotiate, any material amounts to be paid or payable under such Contracts.

4.16  Labor Matters.

4.16.1  Logic is not a party to any collective bargaining agreement or labor union contract and is not required to consult or negotiate with any local works council, union, labor board or any Governmental Authority concerning the transactions contemplated by the Agreement.

4.16.2  Set forth in Section 4.16.2 of the Logic Disclosure Schedule is a list of each agreement to which Logic is a party pursuant to which any individual employed by Logic or otherwise performing services primarily for Logic receives compensation in excess of $20,000 per annum, and Logic has furnished or made available to SYS complete and correct copies of any such agreements in writing. Logic has not breached or otherwise failed to comply with any provisions of any agreement set forth therein and there are no asserted complaints or grievances outstanding thereunder. There is no labor strike, dispute or stoppage pending or overtly threatened against Logic. No campaign or other attempt for recognition is pending by any labor organization or employee with respect to employees of Logic.

4.16.3  Logic is in compliance with Applicable Laws and its own policies respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, equal pay, civil rights, labor relations, immigration, occupational health and safety, and payroll and wage taxes.

4.16.4  As of the date of this Agreement and except as required by Applicable Law, (i) Logic is not a party to any outstanding employment agreements or contracts with officers, managers and directors (or foreign equivalents) or Logic Employees that are not terminable at will, or that provide for the payment of any bonus or commission; and (ii) Logic is not a party to any agreement, policy or practice that will require it to pay termination or severance pay to salaried, non-exempt or hourly Logic Employees after the Closing.

4.16.5  Except as disclosed in Section 4.16.5 of the Logic Disclosure Schedule, to the Knowledge of the Stockholders, no employee of Logic currently intends to terminate his employment with Logic.

4.17  Undisclosed Liabilities. Logic has no liabilities or obligations of any nature, whether absolute, accrued, contingent, choate, inchoate or otherwise and whether due or to become due, other than (a) liabilities disclosed to SYS in the Logic Financial Statements, including footnotes thereto, and (b) liabilities contemplated by this Agreement and/or set forth in the Logic Disclosure Schedule.

4.18  Operation of Logic’s Business; Relationships.

4.18.1  Since the date of its incorporation, Logic has not, except in the ordinary course of business consistent with past practice, engaged in any transaction which, if done after execution of this Agreement, would violate in any material respects Section 5.3.1.

4.18.2  Since January 1, 2005, no customer of Logic has expressly indicated to Logic that such customer will stop or decrease purchasing materials, products or services from Logic and no supplier of Logic has expressly indicated to Logic that such supplier will stop or decrease the supply of materials, products or services to Logic.

4.19  Permits. Logic is in possession of all licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders legally required in each jurisdiction to own, lease and operate its properties and to carry on its business as currently conducted, including under any applicable Environmental Laws (collectively, the “Permits”) except where the failure to have a Permit would not have a material Adverse Effect on Logic as a whole. Logic has not received notice of any Action pending, and no Action is overtly threatened, regarding any of the Permits which, if successful, would reasonably be expected to have a Material Adverse Effect on Logic. Logic is not in conflict with, or in default or violation of, any of the Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Logic.

4.20  Real Property.

4.20.1  Logic does not own any real property.

4.20.2  Section 4.20.2 in the Logic Disclosure Schedule lists each lease for real property to which Logic is a party (each a “Lease”). Except as provided in Section 4.20.2 of the Logic Disclosure Schedule, Logic does not sublease any real property. Logic has delivered to SYS a substantially correct and complete copy of each Lease. With respect to each Lease:

(i)  the Lease is legal, valid, binding, enforceable, and in full force and effect with respect to Logic, and, to the Knowledge of Stockholders, with respect to the other party thereto, the Lease is legal, binding, enforceable, and in full force and effect;

(ii)  no party to the Lease is in breach or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iii)  Logic has not, and to the Knowledge of the Stockholders no other party thereto has, repudiated any provision thereof;

(iv)  Logic has not received written notice of any disputes with respect thereto, and Logic is not party to any oral agreements or forbearance programs in effect as to the Lease;

(v)  Logic has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold; and

(vi)  to the Knowledge of the Stockholders, the facility leased under the Lease has received all approvals of Governmental Authorities (including Permits) required to be received by Logic in connection with the operation thereof and have been operated and maintained by Logic in accordance with Applicable Laws.

4.21  Environmental Matters. With regard to environmental matters:

4.21.1  The properties, operations and activities of Logic are in compliance in all material respects with all applicable Environmental Laws and all past noncompliance of Logic with any applicable Environmental Laws has been resolved without any pending, ongoing or future obligation, cost or liability;

4.21.2  Logic has not received notice of any pending Action by or before any court or Governmental Authority under any Environmental Law, and to the Knowledge of the Stockholders no such Action is pending or threatened and there is no basis for any present or future Action against it that may reasonably be likely to lead to any liability;

4.21.3  There has been no release, discharge or emission of any Hazardous Material into the environment in material violation of applicable Environmental Laws by Logic in connection with its currently leased or formerly leased properties or operations that would be reasonably likely to have a Material Adverse Effect on Logic; and

4.21.4  There has been no material exposure in violation of applicable Environmental Laws of any person or property to any Hazardous Material in connection with the properties, operations and activities of Logic that would be reasonably likely to have a Material Adverse Effect on Logic.

4.21.5  For purposes of this Agreement, the term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

4.21.6  For purposes of this Agreement, the term “Hazardous Materials” means chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes as those terms are defined or identified in any Environmental Law or regulated by any Permit required by applicable Environmental Law, including but not limited to petroleum products or by-products, asbestos, and polychlorinated materials.

4.22  Accounts Receivable. Except as disclosed in Section 4.22 of the Logic Disclosure Schedule, the accounts and notes receivable reflected in the Logic Financial Statements (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to valid set-off or counterclaim, and (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof.

4.23  Insurance. Section 4.23 of the Logic Disclosure Schedule lists all insurance policies pursuant to which Logic is presently insured and during each of the past three calendar years has been insured (each, an “Insurance Policy” and, collectively, the “Insurance Policies”). Except as disclosed in Section 4.23 of the Logic Disclosure Schedule, each Insurance Policy is, in all material respects, in full force and effect in accordance with its terms and all premiums reflected on invoices received by Logic to date have been paid in full. No written notice of cancellation with respect to any Insurance Policy has been received by Logic and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Logic is a “named insured” or an “insured” under each Insurance Policy. Logic has not been refused any insurance, nor has the coverage of Logic been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past three years. The Insurance Policies are of the type and in the amounts that would reasonably be expected to be maintained in the ordinary course of business for similarly situated companies in the same or a similar industry. Set forth in Section 4.23 in the Logic Disclosure Schedule is (a) with respect to each Policy under which the annual premium amount is fixed, the current amount of such premium, and (b) with respect to each Policy under which the periodic or annual premium amount is variable, the amount of the most recent periodic payment made and the calculation formula with respect to such premium.

4.24  Product or Service Warranty. Within the three years prior to the date hereof: (a) each product or service sold or delivered by Logic has been in material conformity with any applicable express and implied warranties, (b) Logic has no current liability for damages in connection with any such warranty (and there is no basis for any present or future Action against it that may reasonably be likely to lead to any liability) and (c) no product or service sold or delivered by Logic is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale given by Logic, if any, or as required by Applicable Law.

4.25  Data Protection Matters.

4.25.1  Logic has not received notice of any existing or pending or overtly threatened, Action against Logic by or before any court or Governmental Authority under any Data Protection Law. Logic has never instituted a policy with respect to, or taken steps to comply with or protect Personal Data as required under, any Data Protection Law.

4.25.2  As used in this Agreement, the term “Data Protection Laws” means all federal, state, local or foreign laws, statutes, orders, rules, regulations, policies or guidelines, or judgments, decisions or orders entered by any Governmental Authority, relating to Personal Data.

4.25.3  As used in this Agreement, the term “Personal Data” means any and all information that Logic maintains or otherwise processes that relates to an identified or identifiable natural person, including employees, stockholders, customers, customers of customers, vendors, contractors, and other business partners of Logic, and any employees of or contractors to any of the foregoing.

4.26  Foreign Corrupt Practices Act.

4.26.1  Logic has not, to secure any improper advantage in order to obtain or retain business, directly or indirectly offered, paid, given, or promised to pay, or authorized the payment of, any money, offer, gift, or other thing of value, to:

(i)  an officer or employee of any Governmental Authority, or any person acting in an official capacity for or on behalf of any Governmental Authority;

(ii)  any political party or official thereof;

(iii)  any candidate for political or political party office; or

(iv)  any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any person or entity listed in clauses (i) - (iii) above.

4.26.2  Logic maintains a system of internal accounting controls adequate to insure that it maintains no off-the-books accounts and that its assets are used only in accordance with its management’s directives.

4.26.3  No product sold or service provided by Logic has been directly or indirectly sold to or performed on behalf of Cuba, Iraq, Iran, Libya, or Sudan.

4.27  Government Contracts. With respect to any Governmental Authority Contracts, whether entered into by Logic as a prime contractor or as a subcontractor, there is, as of the date of this Agreement, no (a) civil fraud or criminal investigation by any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Logic, (b) suspension or debarment proceeding (or equivalent proceeding) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Logic, (c) request by a Governmental Authority for a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Authority) or claim of defective pricing, (d) dispute between Logic or any prime contractor of Logic and a Governmental Authority which, since December 31, 2000, has resulted in a government contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed $50,000, (e) claim or request for equitable adjustment by Logic or any prime contractor of Logic against a Governmental Authority in excess of $50,000, or (f) any claim or assertion by a Governmental Authority that Logic or any prime contractor of Logic may have violated applicable rules regarding conflicts of interest or statutes, rules or regulations regarding the integrity of the purchase process.

4.28  Relations with Governments. Neither Logic, nor any director, officer, agent or employee of Logic, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) made any other unlawful payment, or (d) violated any applicable export control, money laundering or anti-terrorism law or regulation.

4.29  No Existing Discussions. As of the date of this Agreement, Logic is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an acquisition of a controlling interest in Logic or the assets of Logic.

4.30  Review of SYS SEC Documents. Each Stockholder has reviewed the SYS SEC Documents and has received from SYS any additional information which he or she has requested in connection with the execution, delivery, and performance of this Agreement. Each Stockholder, by reason of his or her business or financial experience, has the capacity to protect his or her own interests in connection with the transactions described in this Agreement.

4.31  Interested Party Transactions. Except as disclosed in Section 4.31 of the Logic Disclosure Schedule, no officer of director of Logic (nor any person related by blood or marriage or other person in which any such person has or has had an interest) has or has had, directly or indirectly (i) any interest in any entity that furnished or sold, or furnishes or sells, services or products that Logic furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to Logic any goods or services, or (iii) any beneficial interest in any contract, agreement, or commitment of Logic; provided, however, that ownership of no more than 2.5% of the outstanding voting stock of a publicly traded corporation and no more than 5% of the outstanding equity of any other entity shall not be deemed an “interest in any entity” for purposes of this Section 4.31. Schedule 4.31 of the Logic Disclosure Schedule contains a description of all indebtedness which currently exists, and any transactions which have occurred since the incorporation of Logic, between Logic and any stockholder, director, or officer of Logic.

4.32  Board Recommendation. The board of directors of Logic, at a meeting duly called and held, has by majority vote of those directors present, whether in person or telephonically, and constituting a quorum of the directors then in office, (i) determined that this Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the stockholders of Logic, and (ii) resolved to recommend to the stockholders of Logic that such holders approve this Agreement and the transactions contemplated herein, including the Merger (the “Logic Board Recommendation”).

4.33  Payments to Stockholders and Others. Since June 30, 2005, Logic has not paid any bonus or made any other payment (other than customary payments of salary, directors’ fees and business expense reimbursements in the ordinary course of business) to any officer or director of Logic. Since June 30, 2005, Logic has not made any distribution to or for the benefit of any shareholder of Logic.

4.34  Disclosure. This Article IV, as modified by the Logic Disclosure Schedule, does not contain a material misstatement of fact or omit to state of fact necessary to make the facts which are stated herein not misleading.

ARTICLE V
COVENANTS OF THE PARTIES

5.1  Mutual Covenants.

5.1.1  Reasonable Efforts; Notification

(i)  Each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties set forth in Schedule 4.5 of the Logic Disclosure Schedule, and (C) the execution and delivery of any additional instruments necessary to consummate the transaction contemplated by this Agreement.

(ii)  Notwithstanding anything to the contrary in this Agreement, (A) neither SYS nor any of its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on SYS after the Closing, (B) prior to the Closing, Logic shall not be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Logic, (C) no party shall be required to take any action that would reasonably be expected to substantially impair the benefits expected, as of the date hereof, to be realized by such party from consummation of the Merger and (D) no party shall be required to waive any of the conditions to the Closing set forth in Article VI as they apply to such party.

5.1.2  Public Announcements. The initial press release concerning the transactions contemplated hereby shall be a joint press release and shall be issued, upon the mutual agreement of Logic and SYS, on or after the date of this Agreement. SYS and Logic shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any other press release or public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement of SYS with any national securities exchange or national securities quotation system.

5.1.3  Notices of Certain Events. Each party hereto shall promptly notify the other parties in writing of:

(i)  the receipt by such party of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)  subject to any applicable legal restrictions, the receipt by such party of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iii)  such party’s obtaining knowledge of any Actions commenced or threatened against, relating to or involving or otherwise affecting the other party hereto, as the case may be, which relate to the consummation of the transactions contemplated by this Agreement; and

(iv)  such party’s obtaining knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur will be likely to cause the conditions set forth in Article VI not to be satisfied; provided, however, that no such notification shall affect the representations, warranties or obligations of the parties or the conditions to the obligations of the parties hereunder, or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.1.4  Notification. Between the date of this Agreement and the Closing Date, each party hereto shall promptly notify the other parties hereto in writing if such party becomes aware of any fact or condition that causes or constitutes a breach in any of its representations and warranties as of the date of this Agreement or any other date applicable to a representation or warranty as set forth herein. Should any such fact or condition require any change in the Logic Disclosure Schedule, the Stockholders shall promptly deliver to SYS a written statement specifying such change. Such delivery will not affect any rights of any party under any other provision of this Agreement. During the same period, each party shall promptly notify the other parties in writing if such party becomes aware of the occurrence of any breach of any covenant of such party in this Agreement or the occurrence of any event that may make the satisfaction of the conditions in Article 6 impossible or unlikely.

5.2  Covenants of SYS.

5.2.1  Employees and Employee Benefits. From and after the Closing, each continuing Logic employee shall be entitled to participate in all SYS employee benefit plans in a manner and to the extent consistent with their position. From and after the Closing, SYS shall exercise its best efforts to treat all service by Logic Employees with Logic (or any predecessor thereto) prior to the Closing for all purposes as service with SYS, including but not limited to for purposes of vacation accrual (except for purposes of benefit accrual under defined benefit pension plans or to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental benefit plan in which Logic Employees participate after the Closing Date, SYS shall exercise its best efforts to waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Logic Employee who was, as of the Closing, excluded from participation in a Logic Plan by virtue of such pre-existing condition), and shall exercise its best efforts to provide that any covered expenses incurred on or before the Closing during the plan year of the applicable Logic Plan in which the Closing Date occurs by a Logic Employee or a Logic Employee’s covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date to the same extent as such expenses are taken into account for the benefit of similarly situated employees of SYS and subsidiaries of SYS.

5.2.2  Registration.

(i)  SYS shall use its best efforts to prepare and, within at least twelve (12) months after the Closing Date, file with the SEC a Registration Statement covering the resale of all the SYS shares issued or issuable pursuant hereto as part of the Merger Consideration (the “Registrable Securities”). SYS shall use its best efforts to have the Registration Statement declared effective by the SEC as soon as practicable. SYS shall submit to the SEC, within three (3) business days after SYS learns that no review of such Registration Statement will be made by the staff of the SEC or that the staff of the SEC has no further comments on such Registration Statement, as the case may be, a request for acceleration of effectiveness of such Registration Statement to a time and date not later than three (3) business days after the submission of such request. SYS shall keep such Registration Statement effective pursuant to Rule 415 at all times until the earlier of (i) the date as of which the Logic Stockholders may sell all of the Registrable Securities covered by such Registration Statement without restriction pursuant to Rule 144 (or successor thereto) promulgated under the 1933 Act or (ii) the date on which the Logic Stockholders have sold all the Registrable Securities covered by such Registration Statement. To the extent that the registration statement or the prospectus which is a part thereof requires amendment or supplement under the Securities Act of 1933 and the rules adopted thereunder, SYS shall exercise best efforts to expeditiously amend or supplement such registration statement, including the prospectus which is a part thereof.

(ii)  At any time that (i) SYS determines to register any of its SYS Common Shares, or to amend any filed registration which is not yet effective, either for its own account or for the account of a holder of SYS Common Shares or as a result of a holder of SYS Common Shares exercising demand registration rights, other than a registration (A) relating solely to SYS Common Shares registered on Form S-4 or Form S-8 (or any successor forms), or (B) with respect to which the SYS Common Shares held by the Logic Stockholders would not be legally permitted to be included, and (ii) SYS Common Shares issued pursuant to this Agreement and held by one more Logic Shareholders are not then the subject of a filed registration statement or salable under Rule 144 of the SEC, then SYS shall:

(A)  at least 15 days prior to the filing of a registration statement, other than as set forth in (ii)(A) or (B) above, promptly give each Logic Stockholder holding such SYS Common Stock (each, an “Eligible Stockholder”) written notice thereof by registered or certified mail, courier or personal delivery; provided that no such notice shall be required in a non-underwritten registration, and all of such stock shall be registered thereon; and

(B)  use its best efforts to include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all of the Registrable Securities held by such Eligible Stockholder specified in a written request or requests, made within ten (10) days after receipt of such written notice from SYS by any Eligible Stockholder but only to the extent that such inclusion does not diminish the number of securities included by a holder of SYS Common Shares who has demanded such registration.

(iii)  If the registration of which SYS gives notice is for a registered public offering involving an underwriting, SYS will so advise the Eligible Stockholders as part of the written notice given pursuant to subsection (ii)(A) above. In such event the right of any Eligible Stockholder to registration pursuant to subsection (ii) above shall be conditioned upon such Eligible Stockholder’s participation in such underwriting and the inclusion of such Eligible Stockholder’s Registrable Securities in the underwriting to the extent provided herein. The Eligible Stockholders proposing to distribute their Registrable Securities through such underwriting shall (together with SYS and the other holders of SYS Common Shares distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by SYS (or by the holders of SYS Common Shares who have demanded such registration). Notwithstanding any other provision of this Section 5.2.2, if the managing underwriter determines that marketing factors require a limitation of the number of SYS Common Shares to be underwritten, the managing underwriter may limit the number of SYS Common Shares to be included in such registration. SYS will so advise the Eligible Stockholders and any other holder of SYS Common Shares distributing their SYS Common Shares through the underwriting pursuant to registration rights, and the number of SYS Common Shares to be registered and other securities that may be included in the registration and underwriting shall be allocated among all stockholders in proportion, as nearly as practicable, to the respective amounts of registrable securities held by such stockholders and other securities held by other holders at the time of filing the registration statement. If any Eligible Stockholder disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to SYS and the managing underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from registration, and shall not be transferred in a public distribution prior to ninety (90) days after the effective date of the registration statement relating to the underwritten offering.

(iv)  SYS shall provide to each Eligible Stockholder a suitable number of prospectuses, and supplements thereto, as soon as possible following the effectiveness of the registration or the filing of the supplement, as the case may be.

(v)  SYS shall have the right to terminate or withdraw any registration initiated by it under Section 5.2.2(iii) prior to the effectiveness of such registration, but without prejudice to its obligation pursuant to this Section 5.2.2.

(vi)  SYS shall bear the expenses associated with the registration of Registrable Securities pursuant to this Section 5.2.2 exclusive of underwriters’ and brokers’ discounts and commissions and expenses of the Logic Stockholders’ legal counsel.

(vii)  SYS will, and hereby does, indemnify, hold harmless and defend each of the Logic Stockholders (each an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys’ fees, amount paid in settlement or expenses, joint or several (collectively, “Claims”), incurred investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is nor may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement or a material fact in a Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement, or contained in the final prospectus (as amended or supplemented, if SYS files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in the light of the circumstances under which the statements therein were made, not misleading, or (iii) any violation or alleged violation by SYS of the 1933 Act, the 1934 Act, or any other law, including, without limitation, any state securities law, or any rule or regulation therein relating to the offer or sale of the Registrable Securities pursuant to a Registration Statement (the matters in the foregoing clauses (i) through (iii) being, collectively, “Violations”). SYS shall reimburse the Indemnified Persons, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 5.2.2(vii): (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to SYS by such Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto; and (ii) shall not be available to the extent such claim is based upon a failure of the Logic Stockholder to deliver or to cause to be delivered the prospectus made available by SYS.

(viii)  With a view to making available to the Logic Stockholders the benefits of Rule 144 promulgated under the 1933 Act or any other similar rule or regulation of the SEC that may at any time permit the Logic Stockholder to sell securities of SYS to the public without registration (“Rule 144”), SYS agrees to use reasonable commercial efforts to:

(a)  make and keep public information available, as those terms are understood and defined in Rule 144; and

(b)  file with the SEC in a timely manner all reports and other documents required of SYS under the 1933 Act and the 1934 Act so long as SYS remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144.

5.3  Covenants of Logic and the Stockholders. Logic and the Stockholders jointly and severally agree and warrant that:

5.3.1  Conduct of Logic’s Operations. During the period from the date of this Agreement to the Closing Date, or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except as may otherwise be agreed in writing by the parties, Logic shall conduct its operations in the ordinary course of business consistent with past practice, except as expressly contemplated by this Agreement, and shall use its commercially reasonable efforts to maintain and preserve its business organization and its rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted). Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, Logic shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or with the prior written consent of SYS:

(i)  do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of Logic options that are outstanding as of the date hereof), (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock, provided, however, that Logic is hereby expressly permitted to take all lawful actions necessary in order to (x) cause all outstanding options to be exercised or cancelled, (y) cause all outstanding warrants to be exercised or cancelled and (z) cause any outstanding convertible debt instruments to become non-convertible;

(ii)  directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business consistent with past practice;

(iii)  adopt or propose any changes in the Logic Articles or the Logic Bylaws;

(iv)  merge or consolidate with any other person;

(v)  acquire a material amount of assets or capital stock of any other person outside of the ordinary course of business consistent with past practice;

(vi)  make any borrowings, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice;

(vii)  create any subsidiaries;

(viii)  enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than pursuant to Applicable Law or contractual commitments existing as of the date hereof in the ordinary course of business consistent with past practice (provided past practices shall not be deemed to include actions taken in connection with the Merger) or grant any increase in the compensation or benefits of directors, officers, employees, consultants or agents of Logic or grant, re-price, or accelerate the exercise or payment of any Logic options or warrants or other equity-based awards other than increases in the ordinary course of business consistent with past practice;

(ix)  enter into, adopt or amend any Logic Plan, except as may be required by Applicable Law;

(x)  take any action that could give rise to severance benefits payable to any officer or director of Logic as a result of consummation of the transactions contemplated by this Agreement;

(xi)  change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by Logic’s regular independent accountants;

(xii)  settle any Actions, whether now pending or hereafter made or brought involving, individually or in the aggregate, an amount in excess of $25,000 other than settlement in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent Logic financial statements (or the notes thereto) or incurred since the date of such financial statements in the ordinary course of business;

(xiii)  modify, extend, amend or terminate, or waive, release or assign any rights or claims with respect to, any Contract set forth in Section 4.15 in the Logic Disclosure Schedule;

(xiv)  enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice;

(xv)  write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $20,000 except for depreciation and amortization in accordance with generally accepted accounting principles consistently applied;

(xvi)  incur or commit to any capital expenditures in excess of $25,000 in the aggregate without the prior written consent of SYS which shall not be unreasonably withheld;

(xvii)  make any payments in respect of policies of directors’ and officers’ liability insurance (premiums or otherwise) other than premiums paid in respect of its current or renewed or replacement policies;

(xviii)  take any other action that could likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect;

(xix)  enter into or carry out any other transaction other than in the ordinary and usual course of business;

(xx)  permit or cause any Subsidiary to do any of the foregoing or agree or commit to do any of the foregoing;

(xxi)  make or revoke any Tax election, file any amended Tax Return, or settle any audit or other proceeding with any Tax authority;

(xxii)  enter into any agreement to purchase, or to lease for a term in excess of one year, any real property, provided that Logic (A) may, as a tenant, or a landlord, renew any existing lease for a term not to exceed eighteen months and (B) nothing herein shall prevent Logic, in its capacity as landlord, from renewing any lease pursuant to an option granted prior to the date hereof;

(xxiii)  make any distribution to or for the benefit of its shareholders; or

(xxiv)  agree in writing or otherwise to take any of the foregoing actions.

5.3.2  Access to Information; Confidentiality. Upon reasonable notice, the Stockholders shall cause Logic to afford to the officers, employees, accountants, counsel, financial advisors and other representatives of SYS reasonable access during normal business hours, during the period prior to the Closing Date, to such of its properties, books, contracts, commitments, records, all other information and data, officers and employees as SYS may reasonably request and, during such period, Logic shall furnish promptly to SYS (a) a copy of each report, schedule, and other document filed, published, announced or received by it during such period pursuant to the requirements of Applicable Laws (other than documents which such party is not permitted to disclose under Applicable Laws), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as SYS may reasonably request; provided, however, that Logic may restrict the foregoing access to the extent that it reasonably concludes, after consultation with outside legal counsel, that (i) any Applicable Law requires Logic to restrict access to any properties or information, (ii) providing such access would result in the loss of the attorney-client privilege, (iii) such documents discuss the pricing or dollar value of the transactions contemplated by this Agreement, (iv) such documents contain competitively sensitive information, the sharing of which could constitute a violation of any applicable antitrust laws or (v) such disclosure is reasonably likely to result in a breach of or default under any contract or agreement to which Logic is a party. Each party shall make all commercially reasonable efforts to minimize disruption to the business of the other party and its subsidiaries which may result from the requests for data and information hereunder. All requests for access and information shall be coordinated through senior executives of the parties to be designated. The terms and provisions of the Reciprocal Non-Disclosure Agreement between Logic and SYS dated July 19, 2004 shall apply to any information provided pursuant to this section.

5.3.3  No Solicitation. Until the Effective Time or the termination of this Agreement:

(i)  Logic and the Stockholders will not, and will not permit or cause any Subsidiary or any of the directors or officers of Logic or any Subsidiary, and will direct Logic’s employees, agents and representatives not to, directly or indirectly, solicit, initiate, encourage, or furnish or disclose non-public information in furtherance of, or otherwise facilitate any inquiries that may be reasonably expected to lead to, the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, or similar transaction involving, or any purchase of 10% or more of the assets or any equity of, Logic or any Subsidiary or any other business combination other than the transactions contemplated by this Agreement (any such proposal or offer, an “Acquisition Proposal”).

(ii)  Logic and the Stockholders will not, and will not permit or cause any Subsidiary or any of the officers or directors of it or any Subsidiary to, and shall direct its and such Subsidiary’s employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, whether such Acquisition Proposal arises or has arisen before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

(iii)  Logic and the Stockholders will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and request the return of all confidential information regarding such party provided to any such parties prior to the date hereof pursuant to the terms of any confidentiality agreements or otherwise. Logic and the Stockholders will notify SYS immediately if any such inquiries, proposals, or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and thereafter shall keep SYS informed, on a reasonably current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions.

5.3.4  Release. Each Stockholder (who for purposes of this Section 5.3.4 shall be referred to as a “Releasor” on behalf of Releasor and Releasor’s successors, heirs, and assigns, hereby fully and forever releases and discharges Logic and SYS and their respective successors, heirs, and assigns, and their respective officers, directors, agents, representatives, employees and attorneys from any and all claims, demands, actions, agreements, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, past, present or future, known or unknown, suspected or unsuspected, from the beginning of time through execution of this Agreement, excepting only any claims arising out of this Agreement and enforcement thereof (collectively, the “Claims”).

Each Releasor acknowledges that there is a possibility that subsequent to the execution of this Agreement, he or she will discover facts or incur or suffer claims that were unknown or unsuspected at the time this Agreement was executed, and which if known by such Releasor at that time may have materially affected such Releasor’s decision to execute this Agreement. Each Releasor acknowledges and agrees that by reason of this Section 5.3.4, he or she is assuming any risk of such unknown facts and such unknown and unsuspected claims.

Each Releasor has been advised of the existence of Section 1542 of the California Civil Code (“Section 1542”), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding such provisions, this Section 5.3.4 shall constitute a full release in accordance with its terms. Each Releasor hereby knowingly and voluntarily waives the provisions of Section 1542, as well as any other statute, law or rule of similar effect.

5.3.5  Unfair Competition. For a period of two (2) years after the date of the Closing of the Merger, each Stockholder agrees that he or she will not, directly or indirectly (whether on his or her own behalf or as an owner, parent, stockholder, partner, joint venturer, investor, member, officer, director, agent, independent contractor, associate, executive, consultant or licensor) compete with SYS or its subsidiaries and affiliates anywhere within California and all other states in which SYS has offices or customers as of the date of the Merger (the “Territory”) by carrying on, being engaged in, or taking part in the business of providing digital broadcast equipment used to distribute IP data over MPEG-2 based satellite and terrestrial based networks (the “Business”) in any manner.

(i)  For a period of two (2) years after the date of Closing of the Merger, each Stockholder agrees that he or she will not, directly or indirectly (whether on his or her own behalf or as an owner, parent, stockholder, partner, joint venturer, investor, member, officer, director, agent, independent contractor, associate, executive, consultant or licensor) (1) accept Business, whether solicited or not, from any current or future customer or client of SYS or its subsidiaries and affiliates, and (2) solicit, divert, take away, or attempt to solicit, divert, take away, any prospective or current customer, client, supplier, or distributor of SYS or its subsidiaries and affiliates, with whom he had material business contact, for the purpose of competing in the Business with SYS or its subsidiaries and affiliates.

(ii)  For a period of two (2) years after the date of Closing of the Merger, each Stockholder agrees that he or she will not, directly or indirectly (whether on his or her own behalf or as an owner, parent, stockholder, partner, joint venturer, investor, member, officer, director, agent, independent contractor, associate, executive, consultant or licensor) solicit or encourage to leave the employ of SYS or its subsidiaries any employee or independent contractor of SYS or its subsidiaries and affiliates.

(iii)  Each Stockholder acknowledges that the restrictions and covenants set forth above are reasonably necessary to protect the goodwill and other legitimate business interests of SYS and its subsidiaries, including the goodwill acquired by SYS as a consequence of the closing of the Merger described in this Agreement, and are not overbroad, overlong, or unfair (including in duration and scope). Each Stockholder also acknowledges that any breach of these covenants would cause SYS serious, irreparable injury or loss.

(iv)  Each Stockholder agrees that SYS (or its subsidiaries or affiliates) will be entitled to immediate injunctive relief for any breach or threatened breach of this Section 5.3.5, and that a restraining order and/or an injunction may be issued against each Stockholder, in addition to any other rights or remedies at law SYS (or its subsidiaries or affiliates) may have.

5.3.6  Logic Stockholders Meeting. Logic shall take all actions required by the CGCL, the Logic Articles and the Logic Bylaws to duly call, give notice of, convene and hold a special meeting of the stockholders of Logic (the “Logic Stockholders Meeting”) on the earliest practicable date, to consider and vote upon approval of (i) the Merger, (ii) this Agreement, and (iii) the other transactions contemplated hereby to the extent the approval of such other transactions by the stockholders of Logic is required.

5.3.7  Investment Representations by Logic Stockholders. Logic shall use commercially reasonable efforts to cause each stockholder of Logic who notifies Logic or SYS of such stockholder’s intention to exchange his or her Certificates for certificates evidencing SYS Common Shares to deliver to Logic, on or prior to the Closing Date, a signed certificate, substantially in the form attached as Exhibit C (the “Investment Representation Certificate”), and Logic shall deliver to SYS, at the Closing, all such Investment Representation Certificates received by Logic; provided, however, that Logic’s failure to receive any such Investment Representation Certificate despite commercially reasonable efforts in such regard shall not constitute a breach of this Agreement.

5.3.8  Merger Expenses. Logic shall not incur more than $100,000 in legal and accounting fees and costs in connection with the Merger.

ARTICLE VI
CONDITIONS

6.1  Conditions to the Obligations of Each Party. The obligations of SYS, Subcorp, Logic, and the Stockholders to consummate this Agreement shall be subject to the satisfaction or waiver of the following conditions:

6.1.1  No provision of any Applicable Law or regulation and no judgment, injunction, order, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator and any Contract with any Governmental Authority pertaining to compliance with Applicable Law shall prohibit or enjoin the consummation of the transactions contemplated by this Agreement or limit the ownership or operation by SYS, Logic or any of their respective subsidiaries of any material portion of the businesses or assets of SYS or Logic.

6.1.2  There shall not be pending any Action (i) challenging or seeking to restrain or prohibit the consummation of transactions contemplated by this Agreement, (ii) seeking to prohibit or limit the ownership or operation by SYS, Logic or any of their respective subsidiaries of, or to compel SYS, Logic or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of SYS, Logic or any of their respective subsidiaries, as a result of the transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of SYS to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of Logic or (iv) seeking to prohibit SYS or any Subsidiary of SYS from effectively controlling in any material respect the business or operations of SYS or the subsidiaries of SYS.

6.2  Conditions to Obligations of Logic and the Stockholders. The obligations of Logic and the Stockholders to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Logic:

6.2.1  Each of the representations and warranties of SYS contained in this Agreement shall be true and correct in all material respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty), in each case on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case as of such specified date), except where any such failure of the representations and warranties to be true and correct, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on SYS, Logic or the transactions contemplated by this Agreement.

6.2.2  SYS (i) shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and (ii) shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing that are not qualified as to Material Adverse Effect except where such non-performance or non-compliance individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on SYS.

6.2.3  SYS shall have furnished the Stockholders with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied.

6.2.4  Logic and the Stockholders shall have obtained a release from Xyratex International, Inc. (“Xyratex”), either substantially in the form and substance attached as Exhibit C, or on such other terms and conditions as are reasonably satisfactory to Logic and the Stockholders, effective as of the Closing Date and the payoff of Xyratex.

6.3  Conditions to Obligations of SYS and Subcorp. The obligations of SYS and Subcorp to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by SYS:

6.3.1  Each of the representations and warranties of the Stockholders contained in this Agreement shall be true and correct in all material respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty), in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case, as of such specified date), except where any such failure of the representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect on Logic, SYS or the transactions contemplated by this Agreement.

6.3.2  Logic and the Stockholders (i) shall have performed or complied in all material respects with all agreements and covenants required to be performed by each of them under this Agreement at or prior to the Closing that are qualified as to Material Adverse Effect, (ii) shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing that are not qualified as to Material Adverse Effect except where such non-performance or non-compliance would not reasonably be expected to have a Material Adverse Effect on Logic, and (iii) the Board of Directors of Logic and the Stockholders shall have unanimously approved the execution, delivery, and performance of this Agreement.

6.3.3  Logic and the Stockholders shall have furnished SYS with a certificate dated the Closing Date to the effect that the conditions set forth in Sections 6.3.1 and 6.3.2 have been satisfied.

6.3.4  Since the date of this Agreement, except as set forth in Section 4.10 of the Logic Disclosure Schedule delivered as of such date, there shall not have been any change in the assets, liabilities, business prospects, results of operations or financial condition of Logic that would constitute a Material Adverse Effect on Logic as of the Closing Date.

6.3.5  All consents, approvals, and waivers set forth in Section 4.5 of the Logic Disclosure Schedule shall have been obtained by Logic or waived by SYS.

6.3.6  Each outstanding option or warrant to acquire, and each issued note or other security convertible into, Logic Capital Stock, whether or not exercisable, vested or converted, shall have been exercised or cancelled so that as of the Closing Date no person shall have any options, warrants, or other rights to buy, or convert into, any securities of Logic.

6.3.7  The Surviving Corporation shall have entered into an employment agreement with Charles P. Mrdjenovich, which shall be satisfactory in form and substance to SYS.

6.3.8  Completion and delivery to SYS of audits of Logic’s financial statements covering the fiscal years ended December 31, 2004 and December 31, 2003, which audits shall be appropriate and adequate for use in preparing reports and registration statements to be filed with the Securities and Exchange Commission.

6.3.9  Logic and the Stockholders shall have furnished SYS with a release from Xyratex, either substantially in the form and substance attached as Exhibit C, or on such other terms and conditions as are satisfactory to SYS in its discretion, effective as of the Closing Date and the payoff of Xyratex.

ARTICLE VII
TERMINATION AND AMENDMENT

7.1  Termination. This Agreement may be terminated prior to the Effective Time:

7.1.1  by mutual written consent of SYS, Subcorp, Logic, and the Stockholders;

7.1.2  by SYS or Stockholders:

(i)  if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining SYS or the Stockholders from consummating the transactions contemplated hereby shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

(ii)  if the transactions contemplated hereby shall not have been consummated before November 30, 2005; provided, however, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the transactions contemplated hereby to occur on or before such date; or

7.1.3  by SYS if any Stockholder has breached any of his or her representations and warranties in Article IV of this Agreement and as a result thereof, the condition set forth in Section 6.3.1 could not be satisfied;

7.1.4  by SYS if there has been any change in the assets, liabilities, business prospects, results of operations or financial condition of Logic that would constitute a Material Adverse Effect on Logic;

7.1.5  by the Stockholders if SYS shall have breached any of its representations and warranties in Article III of this Agreement and as a result thereof, the condition set forth in Section 6.2.1 could not be satisfied; or

7.1.6  by the Stockholders if there has been any change in the assets, liabilities, business prospects, results of operations or financial condition of SYS that would constitute a Material Adverse Effect on SYS.

7.2  Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the second sentence of Section 5.1.2 and Section 5.3.2, shall become void and have no effect, without any liability on the part of any party or such party’s directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement. Further, if either SYS or Logic decides that it will not proceed to close the Merger, and such decision is not based on either (i) a material change in either party’s business or results of operations or (ii) information discovered in the course of due diligence, then the party who decides that it will not proceed to closing shall pay the other party $25,000.

7.3  Return of Documents. In the event this Agreement is terminated for any reason, SYS shall, within fifteen (15) calendar days following such termination, deliver to Logic all documents and materials previously delivered to SYS by Logic.

ARTICLE VIII
GENERAL SURVIVAL AND INDEMNIFICATION

8.1  Survival of Representations and Warranties.

8.1.1  The representations, warranties, covenants and agreements made herein by the Stockholders shall survive, irrespective of any different survival period under any applicable statute of limitation, until December 31, 2006 (the “Cut-Off Date”).

8.1.2  Irrespective of any different survival period under any applicable statute of limitations, the representations, warranties, covenants and agreements made herein by SYS shall survive until the Cut-Off Date.

8.1.3  This Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Closing or after the termination of this Agreement.

8.1.4  Notwithstanding any right of SYS to investigate the affairs of Logic or of the Stockholders to investigate the affairs of SYS, SYS shall have the right to rely fully upon the representations, warranties, covenants and agreements contained in this Agreement, or in any instrument required to be delivered pursuant to this Agreement, and the Stockholders shall have the right to rely fully upon the representations, warranties, covenants, and agreements of SYS contained in this Agreement or in any such instrument. No information or knowledge obtained by a party hereto in an investigation conducted by such party shall affect or be deemed to modify any representation or warranty of any other party contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. The right to any remedy based on a breach of the representations, warranties, covenants, and obligations of another party, will not be affected by any investigation conducted by a party with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, about an accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or obligation of any other party.

8.2  Indemnification. From and after the Closing, the Stockholders, jointly and severally, shall indemnify, defend (with counsel reasonably acceptable to SYS) and hold SYS and its subsidiaries and their respective officers, directors, shareholders, affiliates, employees, agents and other representatives (the “SYS Indemnified Parties”), harmless from and against any and all claims, demands, suits, actions, causes of actions, losses, damages, obligations, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) (collectively, the “Losses”) arising as a result of or incurred in connection with (i) any breach by Logic and/or Stockholders of any of their representations or warranties set forth in this Agreement and (ii) any failure by Logic and/or the Stockholders to perform any of their covenants or agreements set forth in this Agreement; provided, however, that, except in the case of the commission of fraud by the Stockholder from whom indemnity is sought, the obligations of each Stockholder under this Section 8.2 shall be limited to the amounts received by the Stockholder under this Agreement. The first recourse of the SYS Indemnified Parties for Losses shall be from the Escrow Consideration and pursuant to the Escrow Agreement. Any Losses remaining thereafter may be obtained jointly and severally from the Stockholders subject to the limitations stated above. Any Loss that results from a settlement of a third party claim against an SYS Indemnified Party shall be the subject of indemnification hereunder only if the settlement has been approved by Charles P. Mrdjenovich. The Stockholders may not settle any such claim unless the settlement provides for a full and complete release of the SYS Indemnified Parties and does not include equitable relief against, or payment from, any SYS Indemnified Party.

8.3  Limitations.

8.3.1  Notwithstanding any provision of this Agreement to the contrary, except as set forth in the next sentence of this Section 8.3, an SYS Indemnified Party may not recover any Losses under Section 8.2 unless and until the aggregate amount of Losses exceeds Thirty Thousand Dollars ($30,000) (the “Threshold Amount”), in which case the SYS Indemnified Party shall be entitled to recover all Losses without regard to the Threshold Amount from the first dollar of such Losses. Notwithstanding the foregoing, an SYS Indemnified Party shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to Losses arising from fraud, willful misconduct or intentional misrepresentation.

8.3.2  Notwithstanding anything to the contrary contained in this Article VIII, in order for an indemnity claim to be made for an indemnity obligation under Section 8.2, the claim must have arisen by the Cut-Off Date and be asserted in writing and delivered to the indemnifying party on or before February 15, 2007.

8.3.3  Notwithstanding anything to the contrary contained in this Article VIII, the indemnity contained in Section 8.2 shall be several with respect to those warrants that are made severally.

ARTICLE IX
MISCELLANEOUS

9.1  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile (with written confirmation of successful delivery) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice from such party to the other parties hereto):

9.1.1  if to SYS:

SYS
5050 Murphy Canyon Road, Suite 200
San Diego, CA 92123
Attention: Michael W. Fink, Secretary
Facsimile: (858) 715-5510

with a copy to:

Luce, Forward, Hamilton & Scripps LLP
600 West Broadway, Suite 2600
San Diego, CA 92101
Attention: Otto E. Sorensen, Esq.
Facsimile: (619) 645-5324

9.1.2  if to Logic and the Stockholders:

Charles P. Mrdjenovich
11233 Sherrard Way
San Diego, CA 92131

Jamie L. Curtis
11233 Sherrard Way
San Diego, CA 92131

Theo H. Aukerman
14837 Oakline Road
Poway, CA 92064

Charlene A. Aukerman
14837 Oakline Road
Poway, CA 92064

Phillip A. England
12186 Via Milano
San Diego, CA 92128

Lisa K. England
12186 Via Milano
San Diego, CA 92128

Rebecca Blankinship
3044 Featherstone Dr.
Burlington, KY 41005

Michael Gehlen
10216 Aviary Drive
San Diego, CA 92131

Dwityani S. Gehlen
10216 Aviary Drive
San Diego, CA 92131

Timothy D. Green
850 Pohl Place
Vista, CA 92083

Kellie L. Green
850 Pohl Place
Vista, CA 92083

Stephen Jones
1944 Fantero Ave.
Escondido, CA 92029

Nicole L. Jones
1944 Fantero Ave.
Escondido, CA 92029

Kevin R. McIver
1915 Bonus Drive
San Diego, CA 92110

Rene C. McIver
1915 Bonus Drive
San Diego, CA 92110

Kyle R. Myers
13931 Mercado Drive
Del Mar, CA 92014

Rene Savalle
P.O. Box 6183
San Diego, CA 92166

Maureen B. Savalle
P.O. Box 6183
San Diego, CA 92166

Frederick J. Kokaska
13927 Poway Valley Road
Poway, CA 92064

Barbara L. Kokaska
13927 Poway Valley Road
Poway, CA 92064

Suzana C. Brady
36565 Stone Manor Lane
Philomont, VA 20131

Konstantin R. Wilms
26321 Pacato Drive
Mission Viejo, CA 92691

Catherine L. Wilms
26321 Pacato Drive
Mission Viejo, CA 92691

with a copy to:

Procopio, Cory, Hargreaves & Savitch LLP
530 B Street, Suite 2100
San Diego, CA 92101
Attention: John C. O’Neill
Facsimile: (619) 744-5464

9.2  Interpretation.

9.2.1  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,”“includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.2.2  For the purposes of any provision of this Agreement, a “Material Adverse Effect” with respect to any party shall be deemed to occur if any event, change or effect has occurred which has a material adverse effect on the business, assets (including intangible assets), liabilities (contingent or otherwise), results of operations, business prospects, or financial condition of such party taken as a whole, or a material adverse effect on the ability of such party to timely perform its obligations under this Agreement and the other transaction documents contemplated hereby; provided, however, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect:

(i)  with respect to any party, any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, business prospects, or results of operations of such party directly or indirectly arising out of or attributable to any decrease in the market price of SYS Common Shares (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a Material Adverse Effect on SYS);

(ii)  with respect to any party, any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, business prospects, or results of operations of such party directly or indirectly arising out of or attributable to (A) conditions, events, or circumstances generally affecting the economy of the United States, or (B) the general state of industries and market sectors in which such party operates; and

(iii)  with respect to Logic, any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of Logic directly or indirectly arising out of or attributable to the loss by Logic of any of its business prospects or customers (including business of such business prospects or customers), suppliers or employees (including, without limitation, any financial consequence of such loss of customers (including business of such customers), suppliers or employees) due primarily to the transactions contemplated hereby or the public announcement of this Agreement, in each case arising after the date of this Agreement.

9.2.3  For purposes of this Agreement, a “Subsidiary” when used with respect to any party means any individual partnership, firm, corporation, association, trust, unincorporated organization (including any representative office or branch) or other entity under the laws of any jurisdiction, (i) of which such party or another subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or the Subsidiary of such party do not have 50% or more of the voting interests in such partnership) or (ii) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or one or more of its subsidiaries (or if there are no such voting securities or interests, 50% or more of the equity interests of which is directly or indirectly owned or controlled by such party or one or more of its subsidiaries).

9.2.4  For purposes of this Agreement, “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another person or beneficially owns or has the power to vote or direct the vote of 10% of more of the voting stock (or of any other form of general partnership, limited partnership or voting equity interest in the case of a person that is not a corporation) of such other person. For purposes of this definition, “control,” including the terms “controlling and “controlled” means through the ownership of voting securities, by contract or credit arrangement, as trustee, partner or executor or otherwise.

9.2.5  For purposes of this Agreement, “Knowledge” means with respect to SYS, the actual knowledge of Clifton L. Cooke, Edward M. Lake and Rob Babbush; with respect to Logic, the actual knowledge of Charles P. Mrdjenovich, and with respect to the Stockholders, the actual knowledge of each Stockholder.

9.3  Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

9.4  Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof; provided, however, that the parties’ nondisclosure/nonuse agreement shall survive, and shall also survive any termination of this Agreement.

9.5  Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

9.6  Governing Law; Venue.

9.6.1  This Agreement shall be governed by the laws of the State of California without regard to its conflict of laws rules, and any action arising out of or in connection with this Agreement or the Merger shall be brought only in San Diego County, California. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.6.2  Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 9.6 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

9.7  Arbitration. The parties to this Agreement shall submit to binding arbitration before a single, neutral arbitrator of any dispute, controversy or claim arising out of, or relating to, the transactions contemplated by this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by and conducted through the American Arbitration Association in accordance with the Commercial Dispute Resolution Procedures. The arbitration hearing shall be held in San Diego, California at a place to be designated by the parties or, in the absence of their agreement, by the arbitrator.

9.8  Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder. The party prevailing in any proceeding seeking such a decree shall be entitled to payment of all reasonable legal fees and expenses by the non-prevailing party.

9.9  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Additionally, notwithstanding the foregoing or anything to the contrary contained in this Agreement, SYS is specifically permitted to adopt a holding company structure pursuant to Section 251(g) of the Delaware General Corporation Law and assign this Agreement to the holding company or consummate SYS’s previously approved reincorporation into the State of Delaware, in which case the references herein to receipt and registration of actual and underlying SYS shares shall instead refer to the equivalent shares of the Delaware corporation.

9.10  Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses; provided, however, that if the Effective Time occurs prior to November 30, 2006, SYS will, as a consequence of the Merger, assume up to $100,000 of Logic’s legal and accounting fees directly related to the negotiation and closing of the Merger.

9.11  Severability. The invalidity or unenforceability in whole or in part of any covenant, promise or undertaking, or any section, subsection, sentence, clause, phrase, word, or any of the provisions of this Agreement will not affect the validity or enforceability of the remaining portions of this Agreement. If for any reason, any provision is determined to be invalid or in conflict with any existing, or future law or regulation by a court or agency having valid jurisdiction, such will not impair the operation or have any other effect upon such other provisions of this Agreement as may remain otherwise valid, and the latter will continue to be given full force and effect and bind the parties hereto.

9.12  Amendment. This Agreement may be amended prior to the Effective Time only by agreement in writing executed by all of the parties hereto; provided, however, that SYS and Logic shall be entitled to provide written statements regarding new information as to the Logic Disclosure Schedule, respectively, without the written consent of the other parties hereto.

9.13  Attorneys’ Fees. If any action or arbitration is commenced to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover from the other party actual attorneys’ fees and costs incurred in connection with such action, in addition to all other proper relief. Attorneys’ fees incurred in enforcing any judgment are recoverable as a separate item, and this provision for post-judgment attorneys’ fees shall survive any judgment and shall not be deemed merged into the judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, SYS, Shadow and the Stockholders have signed this Agreement as of the date first written above.

SYS

By: ____________________________________
Name: Edward M. Lake
Title: Chief Financial Officer

SHADOW II, INC.

By: ____________________________________
Name: Edward M. Lake
Title: Chief Financial Officer

LOGIC INNOVATIONS, INC.

By: ____________________________________
Name: Charles P. Mrdjenovich
Title: President

STOCKHOLDERS

__________________________________________
Charles P. Mrdjenovich, an Individual

__________________________________________
Jamie L. Curtis, an Individual

__________________________________________
Theo H. Aukerman, an Individual

__________________________________________
Charlene A. Aukerman, an Individual

[Signature Page to Agreement and Plan of Merger]

__________________________________________
Phillip A. England, an Individual

__________________________________________
Lisa K. England, an Individual

__________________________________________
Rebecca Blankinship, an Individual

__________________________________________
Michael Gehlen, an Individual

__________________________________________
Dwityani S. Gehlen, an Individual

__________________________________________
Timothy D. Green, an Individual

__________________________________________
Kellie L. Green, an Individual

__________________________________________
Stephen Jones, an Individual

__________________________________________
Nicole L. Jones, an Individual

__________________________________________
Kevin R. McIver, an Individual

__________________________________________
Rene C. McIver, an Individual

__________________________________________
Kyle R. Myers, an Individual

[Signature Page to Agreement and Plan of Merger]

__________________________________________
Rene Savalle, an Individual

__________________________________________
Maureen B. Savalle, an Individual

__________________________________________
Frederick J. Kokaska, an Individual

__________________________________________
Barbara L. Kokaska, an Individual

__________________________________________
Suzana C. Brady, an Individual

__________________________________________
Konstantin R. Wilms, an Individual

__________________________________________
Catherine L. Wilms, an Individual

[Signature Page to Agreement and Plan of Merger]

SYS
By: ____________________________________
Name: Clifton L. Cooke
Title: President

SYS

By: ____________________________________
Name: Michael W. Fink
Title: Secretary

SHADOW II, INC.

By: ____________________________________
Name: Clifton L. Cooke
Title: President

SHADOW II, INC.

By: ____________________________________
Name: Michael W. Fink
Title: Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Escrow Agreement

EXHIBIT B

Investment Representation Certificate

EXHIBIT C

Xyratex Release